                                  SCHEDULE 14A
                                   (RULE 14A)
                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

           PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                      EXCHANGE ACT OF 1934 (AMENDMENT NO. )

   FILED BY THE REGISTRANT [X] FILED BY A PARTY OTHER THAN THE REGISTRANT [ ]
-------------------------------------------------------------------------------

Check the appropriate box:

[X] Preliminary proxy statement
[ ] Definitive proxy statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12
[ ] Confidential, for Use of the Commission Only (as permitted by Rule
    14a-6(e)(2))

                               ARCH WIRELESS, INC.
                (Name of Registrant as Specified In Its Charter)

                    (Name of Person(s) Filing Proxy Statement
                          if other than the Registrant)

      Payment of Filing Fee (Check the Appropriate Box):

[X] No fee required.
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

1)    Title of each class of securities to which transaction applies:

2)    Aggregate number of securities to which transaction applies:

3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

4)    Proposed maximum aggregate value of transaction:

5)    Total fee paid:

[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

Amount Previously Paid:

      1)    Form, Schedule or Registration Statement No.:

      2)    Filing Party:

      3)    Date Filed:

-------------------------------------------------------------------------------

                                   [Arch Logo]


                                  April -, 2003


Dear Stockholder:

      You are cordially invited to attend our 2003 annual meeting of stockholders, which will be held at the offices of Hale and Dorr LLP, 26th floor, 60 State Street, Boston, Massachusetts 02109, on Thursday, May 8, 2003, at 11:00 a.m. local time.


      At this year's annual meeting, you are asked to elect ten directors, to approve an increase in the number of shares available for issuance under our 2002 stock incentive plan and to ratify the appointment of our independent auditors. The accompanying proxy statement includes additional important information about these proposals.



      You are also asked to approve our merger with a wholly-owned subsidiary that will result in the imposition of new transfer restrictions on our common stock. We believe that these new transfer restrictions will help protect the tax benefits associated with our federal income tax attributes, including net operating losses (NOLs) that may be used to offset future federal taxable income. The transfer restrictions will prohibit certain transfers of our common stock after there has been a cumulative change in ownership of more than 40% or to the extent that a transfer would result in a cumulative change in ownership of more than 42%.


      Your board of directors encourages you to vote in favor of each proposal.


      Please vote your shares promptly. You may exercise your proxy and mail it in the prepaid envelope to ensure that your shares are represented at the meeting. Alternatively, most of our stockholders will also be able to submit a proxy by telephone or through the Internet. If you have any questions or need assistance in voting your shares electronically, you may call MacKenzie Partners, Inc. at (800) 322-2885 (toll-free) or at (212) 929-5500 (collect).


      Thank you for your continued support.

                                          Sincerely,



                                          C. Edward Baker, Jr.
                                          Chairman of the Board and
                                          Chief Executive Officer

                               PRELIMINARY COPIES

                               ARCH WIRELESS, INC.

                  NOTICE OF 2003 ANNUAL MEETING OF STOCKHOLDERS
                             TO BE HELD MAY 8, 2003

      You are hereby notified that the 2003 annual meeting of stockholders of Arch Wireless, Inc. will be held at the offices of Hale and Dorr LLP, 26th floor, 60 State Street, Boston, Massachusetts 02109, on Thursday, May 8, 2003, at 11:00 a.m., local time, for the purpose of considering and voting upon the following matters:


      1.    To elect ten directors for terms of one year each.



      2. To approve an amendment to our 2002 stock incentive plan increasing the number of shares of common stock authorized for issuance under the plan from 950,000 to 1,550,000, of which 450,000 shares will be used to grant stock options with an exercise price of $.001 per share to the non-employee directors who joined our board of directors upon our emergence from bankruptcy.



      3. To adopt an Agreement and Plan of Merger between our company and Arch 382 Corporation, a wholly-owned subsidiary, that will result in the imposition of transfer restrictions on our common stock to maintain the tax benefits described herein.


      4. To ratify the appointment by the board of directors of PricewaterhouseCoopers LLP as our independent public accountants for the year ending December 31, 2003.

      5. To transact such other business as may properly come before the meeting.

      These items of business are more fully described in the proxy statement accompanying this notice. The board of directors does not know of any other business to be transacted at the annual meeting.


      The board of directors has fixed the close of business on Wednesday, April 16, 2003 as the record date for the determination of stockholders entitled to notice of and to vote at the annual meeting. A list of our stockholders entitled to notice of and to vote at the meeting will be available for examination by any stockholder, for any purpose germane to the meeting, during ordinary business hours for ten days prior to the meeting at our principal executive offices, 1800 West Park Drive, Suite 250, Westborough, Massachusetts 01581, telephone (508) 870-6700, and at the time and place of the annual meeting.


      A copy of our annual report to stockholders for the year ended December 31, 2002 accompanies this notice of meeting and the enclosed proxy statement. Our annual report contains consolidated financial statements and other information of interest to stockholders.

                                    By order of the board of directors,

                                    Patricia A. Gray, Secretary

April -, 2003
Westborough, Massachusetts


WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE PROMPTLY COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY CARD IN THE ACCOMPANYING ENVELOPE. NO POSTAGE NEED BE AFFIXED IF THE PROXY CARD IS MAILED IN THE UNITED STATES.

                              SUMMARY OF PROPOSALS
                   TO BE CONSIDERED AT OUR 2003 ANNUAL MEETING



      The following is a summary of the proposals to be considered at our 2003 annual meeting. This summary does not contain all of the information you should consider before voting on the proposals. You should read the entire proxy statement, including the attached appendices, carefully because the information in this summary is not complete.



PROPOSAL 1 - ELECTION OF DIRECTORS (PAGE 4)



      The board of directors has proposed the election of ten persons as our directors, each to hold office until our 2004 annual meeting. The proxies solicited by the board of directors will be voted FOR the election of each of the following director nominees, unless the proxy is marked otherwise:



  -  C. Edward Baker, Jr.    -  Eric Gold              -  Richard A. Rubin
  -  William C. Bousquette   -  Carroll D. McHenry     -  Samme L. Thompson
  -  James V. Continenza     -  Matthew Oristano       -  Carroll E. Wetzel, Jr.
                             -  William E. Redmond, Jr.



      The board of directors recommends that you vote FOR the election of each of the nominees for director named above.



PROPOSAL 2 - APPROVAL OF AMENDMENT TO 2002 STOCK INCENTIVE PLAN (PAGE 19)



            The board of directors has approved an amendment to our 2002 stock incentive plan increasing the number of shares of common stock authorized for issuance under the plan from 950,000 to 1,550,000, of which 450,000 shares will be used to grant stock options with an exercise price of $.001 per share to the non-employee directors who joined our board of directors upon our emergence from bankruptcy. Stockholder approval is not required for either the amendment to our 2002 stock incentive plan or for the grant of nonstatutory stock options to our non-employee directors. Without stockholder approval of the amendment, however, we will not be able to use the additional 150,000 authorized shares to grant incentive stock options under section 422 of the Internal Revenue Code. If the stockholders do not approve the grant of these stock options to our non-employee directors, the board of directors will reconsider the matter and will likely grant these directors an alternative, appropriate equity-based compensation package. The board of directors recommends that you vote FOR the approval of the amendment to the 2002 stock incentive plan.



PROPOSAL 3 - ADOPTION OF AN AGREEMENT AND PLAN OF MERGER PROVIDING FOR THE
             MERGER OF OUR COMPANY WITH A WHOLLY-OWNED SUBSIDIARY THAT WILL RESULT IN THE IMPOSITION OF TRANSFER RESTRICTIONS ON OUR COMMON STOCK (PAGE 23)



      The board of directors has approved, subject to stockholder approval, the merger of our company with Arch 382 Corporation, a wholly-owned subsidiary, that will result in the imposition of transfer restrictions on our stock. The following is a summary of the proposal:



   - Reason for the Merger (page 23). Our board of directors has approved the merger agreement, subject to stockholder approval, to help protect the tax benefits associated with our federal income tax attributes, including tax attributes that may be used to offset future federal taxable income. The merger will result in the imposition of restrictions on the transfer of our common stock that our board believes may enable us to avoid significant limitations on the amount and timing of the use of our tax attributes.



   - Terms of the Merger and Class A Common Stock; New Transfer Restrictions (pages 24-25). In the merger, Arch Wireless, Inc. will be merged with a wholly-owned subsidiary that was formed for the specific purpose of the merger. Arch Wireless, Inc. will be the surviving entity. Upon the effectiveness of the merger, each of our issued and outstanding shares of common stock will be converted into the right to receive one share of a new class of security called Class A common stock. The new Class A common stock will be identical in all respects to the common stock, except that it will be subject to restrictions which prohibit the following transfers:
      (1) transfers of Class A common stock by stockholders to a stockholder that holds 5% or more of our outstanding stock, (2) transfers of Class A common stock by stockholders who hold 5% or more of our outstanding stock to any person, entity or group and (3) transfers of Class A common stock by stockholders to any person, entity or group that, if consummated, would result in their ownership of 5% or more of our outstanding stock. Such a transfer will not be prohibited, however, if it occurs prior to a cumulative change in ownership of our stock of more than 40% to the extent that it will not result in a cumulative change in ownership of more than 42%. In addition, after there has been a cumulative change in ownership of more than 40%, the board of directors may, in its discretion, exempt from the transfer restrictions transfers that would result in a cumulative change in ownership of 42% or less. The board intends to exempt from the transfer restrictions transfers that it determines in good faith would not increase the cumulative change in ownership. Any merger approved by the board of directors, as well as any tender offer to acquire all of our outstanding stock where a majority of the shares have been tendered, will also be exempt from these restrictions. Once the transfer restrictions are no longer necessary to protect the intended tax benefits, the Class A common stock will be subject to conversion back into common stock without transfer restrictions on a share-for-share basis.



   - Tax and Accounting Consequences of the Merger (page 25). The merger will not be a taxable event for stockholders. The tax basis and holding period for the shares of Class A common stock received by stockholders will be the same as the tax basis and holding period of the shares of common stock exchanged in the merger. The merger will not have any significant accounting consequences to us and will not have any significant tax consequences to us other than the intended tax benefits described above.



   - Required Approvals (pages 25-26). The merger agreement must be adopted by the affirmative vote of holders of a majority of the issued and outstanding shares of our common stock. The merger must also be approved by the holders of a majority in principal amount of the outstanding 10% notes and 12% notes issued by our wholly-owned subsidiary, Arch Wireless Holdings, Inc, and will require certain approvals from the Federal Communications Commission.



   - Possible Loss of Liquidity for Shares (page 26). If the merger is approved and the transfer restrictions become effective, stockholders may encounter difficulty in selling their shares because the following transfers will be prohibited after there has been a cumulative change in ownership of more than 40% or to the extent that such a transfer would result in a cumulative change in ownership of more than 42%: (1) transfers of Class A common stock by stockholders to a stockholder that holds 5% or more of our outstanding stock, (2) transfers of Class A common stock by stockholders who hold 5% or more of our outstanding stock to any person, entity or group and (3) transfers of Class A common stock by stockholders to any person, entity or group that, if consummated, would result in their ownership of 5% or more of our outstanding stock. These transfer restrictions could have the effect of decreasing the liquidity of your shares.



   - Possible Anti-Takeover Effects (page 26). If the merger is approved, the transfer restrictions on new shares of Class A common stock could have the effect of preventing or delaying a change in control of our company. However, the transfer restrictions are not being proposed in response to any specific effort to acquire control of our company and should not interfere with any merger or any other business combination approved by the board of directors or any tender or exchange offer for all of our stock.



   - No Appraisal Rights (page 26). Stockholders do not have appraisal rights in connection with the merger.



   - Exchange of Stock Certificates (page 26). We will send instructions to stockholders of record of how to exchange their stock certificates representing shares of common stock for new certificates representing Class A common stock after completion of the merger. Please do not submit any stock certificates at this time.



   - Completion of the Merger (page 26). If we obtain the required stockholder approval, we plan to complete the merger promptly following receipt of the other approvals required for the merger.



   - Board Recommendation (page 23). The board unanimously recommends that you vote FOR the adoption of the merger agreement.



PROPOSAL 4 - RATIFICATION OF INDEPENDENT PUBLIC ACCOUNTANTS (PAGE 27)



      The board of directors has selected the firm of PricewaterhouseCoopers LLP as our independent public accountants for the year ending December 31, 2003. Stockholder approval of the selection of PricewaterhouseCoopers LLP is not required by law, but the board believes that it is advisable to give stockholders an opportunity to ratify the appointment. If stockholders do not ratify the selection of PricewaterhouseCoopers LLP as our independent public accountants, the board of directors will reconsider the matter. The board of directors recommends that you vote FOR the ratification of the selection of PricewaterhouseCoopers LLP as our independent public accountants.

                               PRELIMINARY COPIES

                               ARCH WIRELESS, INC.
                         1800 WEST PARK DRIVE, SUITE 250
                        WESTBOROUGH, MASSACHUSETTS 01581

                                 PROXY STATEMENT

                       2003 ANNUAL MEETING OF STOCKHOLDERS
                             TO BE HELD MAY 8, 2003


      This proxy statement is furnished in connection with the solicitation of proxies by the board of directors for use at the 2003 annual meeting of stockholders to be held on Thursday, May 8, 2003, at 11:00 a.m., local time, at the offices of Hale and Dorr LLP, 26th Floor, 60 State Street, Boston, Massachusetts 02109.



      All proxies will be voted in accordance with the instructions of the stockholder. If no choice is specified, the proxies will be voted in favor of the matters set forth in the accompanying notice of meeting. A stockholder may revoke any proxy at any time before its exercise by delivery of a written revocation to our corporate secretary. Attendance at the meeting will not itself be deemed to revoke a proxy unless the stockholder affirmatively revokes the proxy or votes at the meeting.



      A copy of our annual report on Form 10-K for the year ended December 31, 2002, as filed with the Securities and Exchange Commission, excluding exhibits, is being furnished to all stockholders along with this proxy statement. Exhibits to the Form 10-K will be provided upon written request and payment of an appropriate processing fee. Please address requests to Arch Wireless, Inc., 1800 West Park Drive, Suite 250, Westborough, Massachusetts 01581, Attention:
Investor Relations.


VOTING SECURITIES AND VOTES REQUIRED


      On April 16, 2003, the record date for determination of stockholders entitled to notice of and to vote at the meeting, there were 18,730,944 shares of common stock issued, outstanding and entitled to vote. Each share of common stock entitles the record holder thereof to one vote on each of the matters to be voted upon at the meeting.


      The holders of a majority of the outstanding common stock will constitute a quorum for the transaction of business at the annual meeting. Shares of common stock present in person or represented by proxy, including shares that abstain or do not vote with respect to any of the matters presented at the annual meeting, will be counted for purposes of determining whether a quorum exists at the meeting.


      The affirmative vote of the holders of a plurality of the shares voting on the matter is required for the election of directors (Proposal 1). The affirmative vote of the holders of a majority of the shares voting on the matter is required for the approval of the amendment to our 2002 stock incentive plan (Proposal 2) and the ratification of PricewaterhouseCoopers LLP as our independent public accountants for the year ending December 31, 2003 (Proposal
4). The affirmative vote of the holders of a majority of the outstanding shares is required for the adoption of the merger agreement providing for our merger with a wholly-owned subsidiary that will result in the imposition of transfer restrictions on our common stock (Proposal 3).


      Shares held by stockholders who abstain from voting as to a particular matter, and shares held in "street name" by brokers or nominees who indicate on their proxies that they do not have discretionary authority to vote such shares as to a particular matter, will not be counted as shares voted in favor of such matter and will not be counted as shares voting on such matter. Accordingly, abstentions and "broker non-votes" will have no effect on the voting on matters that require the affirmative vote of a plurality or majority of the shares voting on a matter (Proposals 1, 2 and 4) but will have the same effect as a vote against the matter that requires the affirmative vote of a majority of the outstanding shares (Proposal 3).

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT



      The following table sets forth certain information about the beneficial ownership of our common stock as of April 16, 2003 by:


      - each person known by us to own beneficially more than 5% of the voting power of our outstanding common stock;

      -     each of our current directors;

      -     our chief executive officer and the other named executive officers;
            and

      -     all of our current directors and executive officers as a group.

      Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission based upon voting or investment power over the securities.

      Unless otherwise indicated, each person or entity listed in the table has sole voting power and investment power, or shares such power with his spouse, with respect to all shares of capital stock listed as owned by such person or entity. The inclusion of shares in the table does not constitute an admission that the named stockholder is a direct or indirect beneficial owner of the shares.


                                                                     SHARES
                                                                 OUTSTANDING AT
NAME                                                             APRIL 16, 2003      PERCENTAGE(1)
----                                                             --------------      -------------
C. Edward Baker, Jr ...................................              254,700             1.4%
Lyndon R. Daniels .....................................              147,400               *
J. Roy Pottle .........................................              120,600               *
Paul H. Kuzia .........................................               74,700               *
Patricia A. Gray ......................................               29,700               *
William C. Bousquette .................................                   --               *
James V. Continenza ...................................                   --               *
Eric Gold .............................................                   --               *
Carroll D. McHenry ....................................                   --               *
Matthew Oristano(2) ...................................                4,979               *
William E. Redmond, Jr ................................                   --               *
Richard A. Rubin(3) ...................................            1,004,999             5.4%
Samme L. Thompson .....................................                   --               *
Carroll R. Wetzel, Jr .................................                   --               *
David C. Abrams(4) ....................................            1,345,969             7.2%
Contrarian Capital Management L.L.C.(5) ...............            1,665,263             8.9%
Franklin Resources, Inc.(6) ...........................            1,988,443            10.6%
Hawkeye Capital Management LLC(3) .....................            1,004,999             5.4%
Putnam, LLC(7) ........................................            1,065,624             5.7%
All current directors and executive officers as a group              634,079             3.4%
      (13 persons)


*    Less than 1%


(1) Our plan of reorganization provides that 20,000,000 shares of our common stock will be issued to our former secured and unsecured creditors and senior management. However, the number of shares of common stock to be distributed to each former creditor, and the actual distribution of the shares, is contingent upon the resolution of the individual claims of our former creditors. The percentage listed in the table above is based on the 18,730,994 shares of our common stock that have been distributed to former secured and unsecured creditors and senior management as of April 16, 2003.


(2) The shares listed are owned by the Oristano Foundation, a charitable trust the trustees of which are members of the Oristano family, and by Alda Limited Partnership, the general partner of which is a corporation controlled by Mr. Oristano.

(3) Based on a Schedule 13D, dated March 21, 2003, filed with the Securities and Exchange Commission. The Schedule 13D was filed on behalf of Richard A. Rubin, Hawkeye Capital Management LLC and Hawkeye Capital LP. Mr. Rubin is the managing member of Hawkeye Capital Management LLC, which is the general partner of Hawkeye Capital LP, a pooled investment vehicle. The shares are reported to be beneficially owned by all three of the reporting persons, but it is reported that Mr. Rubin has sole voting power and sole disposition power over the shares.



(4) Based on a Schedule 13D, dated April 4, 2003, filed with the Securities and Exchange Commission. The Schedule 13D was filed on behalf of David C. Abrams and Abrams Capital, LLC. Abrams Capital, LLC is reported to be the beneficial owner of 1,273,484 of the shares, which includes shares beneficially owned by private investment partnerships of which Abrams Capital, LLC is the general partner. David C. Abrams is reported to be the beneficial owner of 1,345,969 shares, which includes shares beneficially owned by private investment partnerships and a private investment corporation that may be deemed to be controlled by Mr. Abrams, who is the managing member of the sole general partner of such partnerships and the managing member of the investment adviser to the private investment corporation.


(5) Based on a Schedule 13G/A, dated February 14, 2003, filed with the Securities and Exchange Commission.


(6) Based on a Schedule 13G/A, dated March 17, 2003, filed with the Securities and Exchange Commission. The Schedule 13G/A was filed on behalf of Franklin Resources, Inc., the parent holding company, Charles B. Johnson, the principal stockholder of the parent holding company; Rupert H. Johnson, the principal stockholder of the parent holding company; and Franklin Advisors, Inc., investment adviser, all of which disclaim beneficial ownership of the shares. The shares are reported to be beneficially owned by one or more open or close-ended investment companies or other managed accounts which are advised by direct and indirect investment advisory subsidiaries of Franklin Resources, Inc.


(7) Based on a Schedule 13G, dated February 14, 2003, filed with the Securities and Exchange Commission. The Schedule 13G was filed on behalf of Putnam, LLC, its parent holding company, Marsh & McLennan Companies, Inc., and its investment advisors and subsidiaries, Putnam Investment Management, LLC, which is the investment advisor to the Putnam family of mutual funds, and The Putnam Advisory Company, LLC, which is the investment advisor to Putnam's institutional clients, each of which disclaim beneficial ownership of the shares. Both Putnam Investment Management, LLC and The Putnam Advisory Company, LLC are reported to have disposition powers over the shares as investment managers, but each of the trustees of the Putnam family of mutual funds have voting power over the shares held by each fund, and The Putnam Advisory Company, LLC has shared voting power over the shares held by institutional clients.


      The address of each person or entity listed in the table is: c/o Arch Wireless, Inc., 1800 West Park Drive, Westborough, Massachusetts 01581, except for David C. Abrams, which is 222 Berkeley Street, 22nd Floor, Boston, Massachusetts 02116, Contrarian Capital Management, L.L.C., which is 411 West Putnam Avenue, Suite 225, Greenwich, Connecticut 06830, Putnam, LLC, which is One Post Office Square, Boston, Massachusetts 02109, Franklin Resources, Inc., which is One Franklin Parkway, San Mateo, California 94403 and Hawkeye Capital Management LLC, which is 200 West 57th Street, New York, New York 10019.


SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE


      Section 16(a) of the Securities Exchange Act of 1934 requires our directors, executive officers and holders of more than 10% of our common stock to file initial reports of ownership and reports of changes in ownership of our common stock with the Securities and Exchange Commission. We believe that during 2002 our reporting persons complied with all section 16(a) filing requirements, except that Messrs. Baker, Daniels, Pottle and Kuzia and Ms. Gray each filed a late Form 4 to report their deemed acquisition of common stock on November 5, 2002. These shares were actually issued on April 8, 2003 but were deemed issued on November 5, 2002 because all conditions to their issuance had been satisfied on that date.

                     PROPOSAL 1 -- ELECTION OF DIRECTORS


      Pursuant to our by-laws, the board of directors has fixed at ten the number of directors to be elected at the annual meeting. Our directors are elected annually by the stockholders and hold office until the next annual meeting and until successors are elected and qualified or until death, resignation or removal. Vacancies and newly created directorships resulting from any increase in the authorized number of directors may be filled until the next annual meeting of stockholders by a majority of directors then in office.



      The board of directors, based on the recommendation of its nominating and governance committee, proposes the election of the persons listed below as our directors. Each of our current directors, as well as one additional nominee, has been nominated for reelection. This year's nominees are to be elected to serve for a term expiring at the 2004 annual meeting of stockholders.



      The persons named in the enclosed proxy card will vote to elect each of the director nominees listed below, unless the proxy is marked otherwise. Each of the nominees has indicated his willingness to serve as a director if elected, but if any of the nominees becomes unable, prior to the annual meeting, to serve the proxies may be voted for substitute nominees selected by the board of directors or for a reduction in the number of directors, as determined by the board of directors. The board of directors believes each of the nominees will be able to serve if elected.



      Set forth below are the names of each nominee for director, their ages, the year in which each first became one of our directors, their principal occupations and employment during the past five years and the names of other public companies of which they serve as a director.



   NAME AND PERIOD OF SERVICE                          POSITIONS WITH ARCH, PRINCIPAL OCCUPATIONS AND EMPLOYMENT
       AS A DIRECTOR                        AGE                    OVER PAST FIVE YEARS, AND DIRECTORSHIPS
   --------------------------               ---        ---------------------------------------------------------
   C. Edward Baker, Jr.                     52         Chief executive officer of Arch since 1988 and chairman of
   Director since 1986                                 the board of Arch since 1989.

   William C. Bousquette(1)(3)              66         Senior vice president and chief financial officer of Texaco,
   Director since 2002                                 Inc. from January 1995 until retiring in December 1996;
                                                       director of InterTAN, Inc. and Gadzooks, Inc.

   James V. Continenza(2)                   40         President and chief executive officer since September 2002 of
   Director since 2002                                 Teligent, Inc., a provider of fixed-wireless broadband
                                                       services that filed for bankruptcy protection in May 2001, chief operating officer of Teligent, Inc. from May 2001 to
                                                       September 2002 and its senior vice president of strategic
                                                       operations from September 2000 to May 2001; president and
                                                       chief executive officer of Lucent Technologies Product
                                                       Finance, which was a division of The CIT Group, Inc., a
                                                       financial services company, from April 1999 to September
                                                       2000; senior vice president -- worldwide sales and marketing of Lucent Technologies Product Finance from September 1997 to
                                                       April 1999; director of Teligent, Inc.

   Eric Gold(2)                             40         Senior vice president of CRT Capital Group LLC, a securities
   Director since 2002                                 research and brokerage firm, since March 2003;
                                                       telecommunications analyst at Dresdner Kleinwort Wasserstein, the investment bank of Dresdner Bank AG, from May 1997 to
                                                       March 2003.

   Carroll D. McHenry(2)(3)                 60         Chairman of the board, president, chief executive officer of
   Director since 2002                                 Heartland Wireless Communications, Inc., a wireless cable
                                                       television company that filed for bankruptcy protection in
                                                       December 1998, and Heartland's successor company, Nucentrix
                                                       Broadband Networks, Inc., since April 1997.

   Matthew Oristano(1)                      46         President and chief executive officer of Alda Inc., an
   Director since 2002                                 investment management company, since 1995; chairman of the board and chief executive officer of People's Choice TV
                                                       Corp., a wireless communications company, from April 1993 to
                                                       September 1999.

   William E. Redmond, Jr.(2)               43         President and chief executive officer from December 1996 to
   Director since 2002                                 February 2003 and chairman of the board since 1999 of
                                                       Gardenway, Inc., a manufacturer of outdoor garden and power equipment that filed for bankruptcy protection in July 2001 in order to facilitate a sale of substantially all of its
                                                       assets in August 2001; director of Tokheim Corporation since
                                                       November 2000 and chairman of the oversight committee of the board of Tokheim since November 2002; director of WKI Holding
                                                       Company, Inc., which operates principally through its
                                                       subsidiary World Kitchen, Inc., since January 2003.

   Richard A Rubin                          39         President of Hawkeye Capital Management LLC, a provider of
   Director nominee                                    investment management services, since November 1999; engaged in organizing Hawkeye Capital Management LLC between July
                                                       1998 and November 1999; principal at MHR Advisors LLC from
                                                       January 1997 to July 1998.

   Samme L. Thompson(1)(3)                  57         President of Telit Associates, Inc., a financial and
   Director since 2002                                 strategic advisory firm, since April 2002; senior vice
                                                       president of Motorola Corporation from July 1999 until April
                                                       2002; chief financial officer of NetCom Solutions
                                                       International, Inc., a provider of network and logistics
                                                       integration services, from April 1998 to June 1999; president of Telit Associates, Inc. from 1994 to 1999; director of
                                                       Conseco, Inc.

   Carroll R. Wetzel, Jr.(1)(3)             59         Vice chairman of Arch since May 2002; chairman of the board
   Director since 2002                                 of Safety Components International, Inc., a supplier of
                                                       automotive airbag fabric and cushions and technical fabrics, since October 2000; managing director of Chemical Bank/Chase
                                                       Manhattan from 1988 until retiring in 1996; has agreed to
                                                       become a director of Laidlaw Inc. upon its emergence from
                                                       bankruptcy protection.


---------------
(1)   Member of our audit committee.
(2)   Member of our compensation committee.
(3)   Member of our nominating and governance committee.

      All of our current directors, other than Mr. Baker, were appointed by our secured lenders as part of our reorganization proceedings under chapter 11 of the bankruptcy code.

      The board of directors recommends a vote "FOR" the election of each of the nominees for directors named above.

                              CORPORATE GOVERNANCE

GENERAL PHILOSOPHY


      We believe that good corporate governance is important to ensure that our company is managed for the long-term benefit of our stockholders. Since our emergence from bankruptcy in May 2002, we have been reviewing our corporate governance policies and practices and comparing them to those suggested by various authorities in corporate governance and the practices of other public companies. We have also been reviewing the provisions of the Sarbanes-Oxley Act of 2002 and the new and proposed rules of the Securities and Exchange Commission. In addition, even though we are not subject to them, we have been reviewing the proposed new listing standards of the Nasdaq Stock Market and the New York Stock Exchange.



      We have taken steps to enhance our corporate governance policies and practices and to implement voluntarily many of the proposed new rules and listing standards. In particular, we:


         - reconstituted our nominating committee as the nominating and governance committee and adopted a new charter for this committee;

         -  adopted corporate governance guidelines;

         -  adopted a new charter for our audit committee,


         - increased the number of our independent directors from seven at the beginning of 2002 to eight at the end of 2002 and have nominated for election an additional person who will, if elected, become our ninth independent director;



         - nominated for election as a director one person, Richard A. Rubin, who requested that he be nominated pursuant to the procedures described below under the caption "Stockholder Proposals for 2004 Annual Meeting";



         - have committed to comply with Nasdaq Marketplace Rule 4350(i)(1)(D), as described below under the caption "Stockholder Approval of Certain Stock Issuances," even though our common stock is not listed on the Nasdaq Stock Market;


         - plan to adopt a code of business conduct and ethics applying to all officers, directors and employees;

         - are seeking stockholder approval of the proposed amendment to our 2002 stock incentive plan (Proposal 2 below) even though such approval is not required by law; and

         - are seeking stockholder ratification of the appointment of PricewaterhouseCoopers LLP as our independent public accountants for the year ending December 31, 2003 (Proposal 4 below) even though such ratification is not required by law.


      You can access our current committee charters and corporate governance guidelines in the "Investor Relations" section of www.arch.com, or receive copies without charge by writing to Arch Wireless, Inc., 1800 West Park Drive, Suite 250, Westborough, Massachusetts 01581, Attention: Investors Relations.



STOCKHOLDER APPROVAL OF CERTAIN STOCK ISSUANCES



      The board of directors believes that stockholders should have the opportunity to approve certain additional issuances of stock that would result in substantial dilution to existing stockholders. Accordingly, the board of directors has adopted a resolution stating the commitment of our company to comply with Nasdaq Marketplace Rule 4350(i)(1)(D), as such rule may be modified or interpreted from time to time, even though our common stock is not listed on the Nasdaq Stock Market. Nasdaq Marketplace Rule 4350(i)(1)(D), as currently in effect, requires stockholder approval in connection with a transaction other than a public offering involving:

         - the sale, issuance or potential issuance by the issuer of common stock (or securities convertible into or exercisable for common stock) at a price less than the greater of book or market value which together with sales by officers, directors or substantial shareholders of the company equals 20% or more of common stock or 20% or more of the voting power outstanding before the issuance; or



         - the sale, issuance or potential issuance by the company of common stock (or securities convertible into or exercisable common stock) equal to 20% or more of the common stock or 20% or more of the voting power outstanding before the issuance for less than the greater of book or market value of the stock.


BOARD AND COMMITTEE MEETINGS

      The board of directors held 16 meetings during 2002, including regular, special and telephonic meetings. During 2002, each director attended at least 75% of the total number of board meetings held during the period in which he was a director and at least 75% of the total number of meetings held by each board committee on which he served during the period in which he was a member of such committee, except that Mr. Wetzel attended two of the three meetings of the audit committee held while he was a member.

      The board of directors has an audit committee, a compensation committee and a nominating and governance committee.

   AUDIT COMMITTEE

      Messrs. Bousquette, Oristano, Thompson and Wetzel currently serve on our audit committee. The audit committee assists the board in fulfilling its oversight responsibilities by reviewing the financial information that will be provided to our stockholders, the systems of internal controls that management and the board of directors have established, the independence of our auditors and all audit processes. The audit committee:

         - consults with our independent public accountants to review our annual financial statements and related footnotes prior to their submission to the board of directors;

         - discusses with the independent public accountants our internal financial controls, the audit scope and procedural plans, and recommendations by the auditors;

         - assesses and confirms the independence of the independent public accountants selected as auditor; and

         -  coordinates our internal and external audits.

      The audit committee has the sole authority and responsibility to select, evaluate and, where appropriate, replace the independent public accountants. In addition, the audit committee reviews all services provided by the independent public accountants and all fees paid to them. The audit committee held six meetings during 2002, including regular, special and telephonic meetings. The audit committee has recommended that PricewaterhouseCoopers LLP be selected as our independent public accountants for the year ending December 31, 2003.

   COMPENSATION COMMITTEE

      Messrs. Continenza, Gold, McHenry and Redmond currently serve on our compensation committee. The compensation committee is responsible for our compensation strategy and structure on a company-wide basis and, in particular, for the compensation of our executive officer and key managers. The compensation committee administers our management bonus plan and our stock incentive plan, and recommends the implementation of new plans or changes to existing plans, and recommends compensation for our non-employee directors. The compensation committee is also responsible for oversight of executive development initiatives and succession planning for our key executive officers. The compensation committee held four meetings during 2002.

   NOMINATING AND GOVERNANCE COMMITTEE

      Messrs. Bousquette, McHenry, Thompson and Wetzel currently serve on our nominating and governance committee. The nominating and governance committee recommends nominees for election as directors, leads the annual review of the board's performance, recommends board committee members, recommends governance guidelines and procedures and reviews management recommendations for officers to be elected by the board. The nominating and governance committee, which was formed on November 6, 2002, held one meeting during 2002.


      The nominating and governance committee will consider nominees recommended by stockholders if such nominations are submitted in compliance with the procedures described below under the caption "Stockholder Proposals for 2004 Annual Meeting." One of this year's nominees, Richard A. Rubin, was nominated by the nominating and governance committee after he requested that he be nominated pursuant to these procedures.


REPORT OF THE AUDIT COMMITTEE

      The audit committee of the board of directors is composed of four members and acts under a written charter adopted by the audit committee on November 5, 2002 and ratified by the board of directors on December 12, 2002. A copy of this charter is attached to this proxy statement as Appendix A. Each member of the audit committee is an independent director, as defined by its charter, the current and proposed rules of the Nasdaq Stock Market and the proposed Securities and Exchange Commission rules. Mr. Bousquette qualifies as an "audit committee financial expert" under the new rules of the Securities and Exchange Commission.

      The audit committee reviewed our audited financial statements for the year ended December 31, 2002 and discussed these financial statements with our management. Management is responsible for our internal controls and the financial reporting process. Our independent accountants are responsible for performing an independent audit of our financial statements, in accordance with generally accepted accounting principles, and to issue a report on those financial statements. The audit committee is responsible for monitoring and overseeing these processes. As appropriate, the audit committee reviews and evaluates, and discusses with our management, internal accounting, financial and auditing personnel and the independent auditors, the following:

         - the plan for, and the independent auditors' report on, each audit of our financial statements;

         - our financial disclosure documents, including all financial statements and reports filed with the Securities and Exchange Commission or sent to stockholders;

         - changes in our accounting practices, principles, controls or methodologies;

         - significant developments or changes in accounting rules and laws applicable to us; and

         - the adequacy of our internal controls and accounting, financial and auditing personnel.

      The audit committee also reviewed and discussed the audited financial statements and the matters required by Statement on Auditing Standards 61 (entitled "Communication with Audit Committees") with PricewaterhouseCoopers LLP, our independent auditors. This statement requires our independent auditors to discuss with our audit committee, among other things, the following:

         -  methods to account for significant unusual transactions;

         - the effect of significant accounting policies in controversial or emerging areas for which there is a lack of authoritative guidance or consensus;

         - the process used by management in formulating particularly sensitive accounting estimates and the basis for the auditors' conclusions regarding the reasonableness of those estimates; and

         - disagreements with management over the application of accounting principles, the basis for management's accounting estimates and the disclosures in the financial statements.

      Our independent auditors also provided the audit committee with the written disclosures and the letter required by Independence Standards Board Standard No. 1 (entitled "Independence Discussions with Audit Committees"). Independence Standards Board Standard No. 1 requires auditors annually to disclose in writing all relationships that in the auditor's professional opinion may reasonably be thought to bear on independence, confirm their perceived independence and engage in a discussion of independence. Accordingly, the audit committee discussed with the independent auditors their independence from us. The audit committee also considered whether the independent auditors' provision of other, non-audit related services to us is compatible with maintaining such auditors' independence.

      Based on its discussions with management and the independent auditors, and its review of the representations and information provided by management and the independent auditors, the audit committee recommended to the board of directors that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2002.

                                                By the audit committee,

                                                William C. Bousquette, Chairman
                                                Matthew Oristano
                                                Samme L. Thompson
                                                Carroll R. Wetzel, Jr.


DIRECTOR COMPENSATION

   FEES AND EXPENSES

      We pay our vice chairman of the board an annual fee of $90,000 and our other non-employee directors an annual fee of $25,000. We pay the chairman of the audit committee an additional annual fee of $15,000 and the chairman of the compensation committee an additional annual fee of $7,500 in light of their additional duties. We pay each non-employee director $2,000 for attendance and participation at each meeting of the board of directors at which corporate action is considered or taken. Each board committee chair is paid $2,000 and each board committee member is paid $1,000 for attendance and participation at each board committee meeting. We also reimburse all directors for customary and reasonable expenses incurred in attending board and board committee meetings.


   STOCK OPTIONS



      Subject to stockholder approval (Proposal 2 below), we will grant stock options to purchase an aggregate of 450,000 shares of common stock, with an exercise price of $.001 per share and vesting 50% on May 29, 2003 and 50% on May 29, 2004, to the non-employee directors who joined our board of directors upon our emergence from bankruptcy. TD Securities (USA), Inc., on behalf of the steering committee of our prepetition secured creditors, indicated its support for the grant of these stock options to our non-employee directors when these directors were recruited to serve on our board following our emergence from bankruptcy. If the stockholders do not approve the grant of these stock options to our non-employee directors, the board of directors will reconsider the matter and will likely grant these directors an alternative, appropriate equity-based compensation package.

                     INFORMATION ABOUT EXECUTIVE COMPENSATION

EXECUTIVE OFFICERS

      Our current executive officers are as follows:


C. Edward Baker, Jr.            52          Chief executive officer of Arch since 1988 and chairman of the board of Arch since 1989.

Lyndon R. Daniels               50          President and chief operating officer of Arch since January
                                            1998; president and chief executive officer of Pacific Bell
                                            Mobile Services, a subsidiary of SBC Communications Inc.,
                                            from November 1993 to December 1997.

J. Roy Pottle                   44          Executive vice president and chief financial officer of Arch since February 1998; vice president and treasurer of Jones
                                            Intercable, Inc., a cable television operator, from October
                                            1994 to February 1998.

Paul H. Kuzia                   60          Executive vice president, technology and regulatory affairs of Arch since September 1996; vice president, engineering and regulatory affairs of Arch from 1988 to September 1996.

Patricia A. Gray                48          Senior vice president, general counsel and secretary of Arch since May 2000; vice president, general counsel and secretary of Arch from January 2000 to May 2000; vice president and
                                            general counsel of Arch from June 1999 to January 2000; prior to June 1999, vice president, general counsel and secretary of MobileMedia Corporation, which filed for bankruptcy
                                            protection in January 1997.


      The foregoing individuals were our executive officers at the time that our Chapter 11 bankruptcy proceedings commenced on December 6, 2001.

      Our executive officers are elected by the board of directors and hold office until their successors are elected or until their earlier death, resignation or removal.

SUMMARY COMPENSATION

      The annual and long-term compensation of our chief executive officer and other executive officers named below was as follows for the years ended December 31, 2000, 2001 and 2002:


                                                                                                     LONG-TERM
                                                                 ANNUAL COMPENSATION                COMPENSATION
                                                    ---------------------------------------    ---------------------
                                                                                                              OPTIONS
                                                                                      OTHER                      TO
                                                                                      ANNUAL     RESTRICTED   PURCHASE    ALL OTHER
                                                                                      COMPEN-      STOCK       COMMON       COMPEN-
NAME AND PRINCIPAL POSITION                                                           SATION       AWARDS       STOCK       SATION
DURING 2002                              YEAR       SALARY ($)     BONUS ($)(1)       ($)(2)       (#)(3)      (#)(4)       ($)(5)
-----------                              ----       ----------     ------------       ------       ------      ------       ------
C. Edward Baker, Jr................      2002       $607,200     $1,023,000           $4,584      249,663           --     $427,766
    Chairman and chief                   2001        601,431        230,000            3,400           --           --           --
    executive officer                    2000        532,200        371,250            4,990           --      951,000           --
Lyndon R. Daniels..................      2002        379,000        527,400            3,666      146,445           --           --
    President and chief                  2001        383,277        160,000            3,400           --           --           --
    operating officer                    2000        348,200        224,130            3,500           --      607,000           --

J. Roy Pottle......................      2002        312,200        452,500            2,200      118,215           --           --
    Executive vice president             2001        309,892        130,000            2,100           --           --           --
    and chief financial officer          2000        282,200        166,290            3,191           --      452,000           --
Paul H Kuzia.......................      2002        236,000        215,000            3,666       73,223           --           --
    Executive vice president,            2001        234,461         80,000            3,400           --           --           --
    technology and regulatory            2000        216,000        121,485            3,509           --      322,300           --
    affairs

Patricia A. Gray...................      2002        229,000        189,200            4,125       29,113           --           --
    Senior vice president,               2001        227,461         60,000            3,037           --           --           --
    general counsel and                  2000        206,773        100,620            1,516           --      232,500           --


----------------

(1) Represents bonus paid in such fiscal year with respect to prior year. Information for bonus compensation paid in 2002 includes retention bonuses paid to Messrs. Baker, Daniels, Pottle and Kuzia and Ms. Gray pursuant to our retention plan in the amounts of $363,000, $300,000, $300,000, $100,000 and $100,000, respectively. See " -- Retention Plan" below. Information for bonus compensation paid in 2002 to Mr. Baker also includes $210,000 reimbursed during 2002 for the payment of taxes in connection with the cancellation of $427,766 of indebtedness owed by Mr. Baker to us in connection with our chapter 11 reorganization. See " -- Executive Employment Agreements and Loans" below.

(2) Represents matching contributions paid under our 401(k) plan, except as otherwise indicated.


(3) Represents shares of restricted stock issued upon the effective date of our plan of reorganization. See " -- 2002 Stock Incentive Plan" below.


(4) No stock appreciation rights were granted to any of the named executive officers during 2000, 2001 or 2002.

(5) Represents indebtedness owed to us by Mr. Baker that was cancelled in connection with our chapter 11 reorganization. See " -- Executive Employment Agreements and Loans" below.

EXECUTIVE EMPLOYMENT AGREEMENTS AND LOANS

      We are a party to executive employment agreements with each of Messrs. Baker, Daniels and Pottle. Each of the executive employment agreements has a term of three years expiring on May 29, 2005 and will automatically renew from year to year thereafter unless terminated by either party at least 90 days prior to any renewal date. Under these agreements, Messrs. Baker, Daniels and Pottle are entitled to receive annual base salaries of $600,000, $379,000 and $305,000, respectively, subject to review and adjustment after 2002 by the board of directors, and other bonuses and benefits.

      In the event that the employment of an executive is terminated by us prior to a change in control other than for cause, disability or death, or by the executive for good reason, the executive will be entitled to receive:

      - a lump sum cash payment equal to the executive's annual base salary in effect at the time of the termination;

      - a lump sum cash payment of a pro rata portion of the annual bonus for which the executive would have been eligible for the fiscal year in which the executive's employment is terminated;

      - for a period of nine months from the first anniversary of the date of termination, continuation payments equal to the amount by which the executive's monthly base salary immediately prior to his termination exceeds the executive's new monthly base salary; and

      - for the period during which cash benefits are available, continuation of family medical benefits similar to those received prior to termination, unless the executive becomes entitled to receive substantially equivalent benefits from another employer.

      In the event that the employment of an executive is terminated by us following a change in control but prior to January 1, 2004 without cause or by the executive for good reason, the executive will be entitled to receive:

      - a lump sum cash payment equal to 21 months of the executive's monthly base salary at the highest monthly rate paid during the term of the agreement;

      - a lump sum cash payment of a pro rata portion of the annual bonus for which the executive would have been eligible for the fiscal year in which the executive's employment is terminated; and

      - for a period of 21 months from the date of termination, employee benefits, including family benefits, similar to those received prior to termination, unless the executive becomes entitled to receive substantially equivalent benefits from another employer.

      In the event an executive resigns without good reason, he will be entitled to receive a lump sum cash payment equal to the amount of unpaid base salary, deferred compensation and accrued vacation pay through the termination date.

      Good reason is defined to include, among other things, a material reduction in employment position or responsibilities, the inability of the executive to perform his duties as a result of disability, the relocation of the executive more than 50 miles from his regular place of business or, in the case of Mr. Baker, ceasing to be our chief executive officer or a member of our board of directors. Following termination of employment without good reason or for cause, each executive has agreed not to compete with us or solicit our employees or business for one year.

      All restricted stock and options, if any, held by the executive will become immediately exercisable or vested in full upon a change of control, as defined in the agreement. Additionally, if the executive would receive benefits upon a change of control that would be qualified as "excess parachute payments" under the "golden parachute provision" of the Internal Revenue Code, payments that we are required to pay to the executive will be reduced if such a reduction would result in a larger after tax benefit to the executive.

      Prior to our chapter 11 reorganization and before the enactment of the Sarbanes-Oxley Act, we had made a loan to Mr. Baker bearing interest at 4.99% annually. Upon the effective date of our plan of reorganization on May 29, 2002, the unpaid amount of this indebtedness, approximately $428,000, was cancelled.

RETENTION PLAN

      We adopted a retention plan to assist in retaining the services of key employees and in focusing key employees on our chapter 11 reorganization efforts. Retention bonuses are being paid to Messrs. Baker, Daniels, Pottle and Kuzia and Ms. Gray in the amounts of $726,000, $600,000, $600,000, $200,000 and
$200,000, respectively.

      Each retention bonus is payable in three installments if the eligible employee is employed on the date each installment is due; provided that if any eligible employee's employment is terminated by us other than for cause, disability or death, each as defined in the retention plan, then all unpaid installments of the retention bonus payments will be immediately due and payable to the employee as of his or her termination of employment. Similarly, if a change in control, as defined in the retention plan, occurs prior to the payment of the final installment then all unpaid installments will be immediately due and payable to all eligible employees. If we are liquidated or commence a plan of liquidation prior to a change in control, then all installments not yet payable shall be forfeited.

      The first and second installments of 25% each of the retention bonus were paid on May 29, 2002, the effective date of our plan of reorganization. The third installment of 50% of each retention bonus will be paid on June 30, 2003.

SEVERANCE PLAN


      We have a severance plan that provides severance benefits to our employees, including the named executive officers other than Messrs. Baker, Daniels and Pottle. Severance benefits will be paid if the executive officer is terminated by us, without cause.


      If eligible for benefits, the terminated executive officer will receive a lump sum payment of his or her base salary for a period of six months plus an additional two weeks for each year of service, as defined in the severance plan, up to a maximum of 12 months total base salary plus any pro rata portion of any targeted bonus that the executive officer was eligible to receive. Each terminated executive officer eligible for severance payments shall also be eligible for continued participation in our sponsored employee health programs in effect, if any, during the period which is used to calculate severance payments if the executive officer continues the same payments for such benefits as made immediately prior to employment termination and as adjusted after that time for our active employees. Participation in the health programs will cease, except to the extent required by law, whenever other comparable benefits are available to the terminated executive officer.


INCENTIVE COMPENSATION PLANS



      Prior to our chapter 11 filing, we entered into an agreement with certain of our secured creditors that referred to, among other things, the terms of the retention and severance plans described above and incentive compensation plans for 2002 and 2003 covering approximately 75 employees. For both 2002 and 2003, incentive compensation was to be based on our actual levels of cash flow available for debt service and earnings before interest, taxes, depreciation and amortization compared to the projected levels contained in our plan of reorganization. The terms of these arrangements, including a 2003 incentive compensation plan contemplating payments in early 2004 based upon our fiscal 2003 financial and operating results, were communicated to participating employees but were not included in our plan of reorganization. Based on the achievement of the company performance measures for 2002, the maximum available bonuses for 2002 were paid in March 2003.



      The compensation committee of our board of directors, in consultation with professional compensation advisors and with the intention to provide management with market-competitive compensation, has modified the 2003 incentive compensation plan and implemented a new long-term incentive plan. The modified 2003 incentive compensation plan adds as an additional factor our actual levels of customer disconnects, or churn, in relation to planned levels, and measures target bonuses against our 2003 operating plan as approved by the board rather than the projected operating results contained in our plan of reorganization. The new long-term incentive plan utilizes the same performance measures as the modified 2003 incentive compensation plan and provides for payouts in "phantom stock" units three years after the applicable incentive compensation is earned. Together, the modified 2003 incentive compensation plan and new long-term incentive plan will provide the potential for greater incentive compensation than the original 2003 incentive compensation plan but may result in a reduction in the cash compensation payable in 2004.



      Our success will depend, to a significant extent, upon the continued service of a relatively small group of key executive and management personnel. The possibility that the amounts payable under these modified incentive compensation arrangements could be substantially greater in total, but lower in 2004 than the amounts payable under the 2003 incentive compensation plan previously communicated to participating employees, could result in the loss of key personnel, which could result in a material adverse effect on our future operating results, financial position and cash flows.



2002 STOCK INCENTIVE PLAN


      Our only equity compensation plan is our 2002 stock incentive plan, which was established in connection with our emergence from bankruptcy in May 2002. Under the 2002 plan, restricted stock awards, stock options and other stock-based awards may be granted to our employees, officers, directors, consultants and advisors.

      The 2002 plan is administered by the board of directors. The board is authorized to adopt, amend and repeal the administrative rules, guidelines and practices relating to the 2002 plan and to interpret the provisions of the 2002 plan. The board may amend, suspend or terminate the 2002 plan at any time. The board has delegated to the compensation committee authority to administer certain aspects of the 2002 plan.


      The board of directors or the compensation committee selects the recipients of awards under the 2002 plan and determines (1) the number of shares of common stock covered by awards under the plan, (2) the dates upon which awards vest or become exercisable, (3) the issue price of restricted stock awards, which may be less than the fair market value of the common stock on the date of grant, (4) the exercise price of stock options, which may not be less than the fair market value of our common stock on the date of grant in the case of incentive stock options, and (5) the duration of the options, which may not exceed 10 years.


      The 2002 plan permits the following forms of payment of the exercise price of stock options, some of which are in our discretion: (1) payment by cash, check or in connection with a "cashless exercise" through a broker, (2) surrender to us of shares of common stock, (3) delivery to us of a promissory note, (4) any other lawful means or (5) any combination of these forms of payment.

      If any option granted under the 2002 plan expires or is terminated, surrendered, canceled or forfeited, the unused shares of common stock covered by such option will again be available for grant under the 2002 plan. No awards may be granted under the 2002 plan after May 29, 2012, but awards previously granted may extend beyond that date.


      The 2002 plan provided that all 950,000 shares of common stock initially available under the plan would be issued as restricted stock to certain members of our senior management in connection with our emergence from bankruptcy. Upon the effective date of our plan of reorganization, we issued a total of 882,200 shares of common stock for $.001 per share to ten members of our senior management, including 249,663 shares to Mr. Baker, 146,445 shares to Mr. Daniels, 118,215 shares to Mr. Pottle, 73,223 shares to Mr. Kuzia and 29,113 shares to Ms. Gray. Subject to continued employment on the applicable vesting dates, these shares will vest 35.222% on the first anniversary of the effective date (May 29, 2003), 35.222% on the second anniversary of the effective date (May 29, 2004) and 29.556% on the third anniversary of the effective date (May 29, 2005). On April 8, 2003, an additional 17,800 shares were issued for $.001 per share to members of our senior management when it was determined that the general unsecured claims, excluding secured creditor deficiency claims, of our intermediate holding company, Arch Wireless Holdings, Inc., would not exceed $120 million. These shares, of which 5,037 were issued to Mr. Baker, 2,955 were issued to Mr. Daniels, 2,385 were issued to Mr. Pottle, 1,477 were issued to Mr. Kuzia and 587 were issued to Ms. Gray, vest in the same manner as the initial 882,200 shares. In addition, if and as general unsecured claims of our intermediate holding company are reduced below $120 million, we will issue up to 50,000 additional shares at a rate of approximately 10,000 shares for every $10 million of claims reduced below $120 million, vesting on the third anniversary of the effective date (May 29, 2005). To the extent these additional 50,000 shares are issued, they will be issued for $.001 per share to our senior management, including our executive officers named above.


      All shares issued to Messrs. Baker, Daniels and Pottle will immediately vest if:

      -     a change in control occurs while the executive is employed by us;

      - the employment of the executive is terminated without cause following the announcement of a change in control;

      - the employment of the executive is terminated within 90 days prior to a change in control or the announcement of a change in control; or

      - the employment of the executive is terminated more than 90 days prior to a change in control or the announcement of a change in control and the executive can reasonably demonstrate that such termination was in connection with or anticipation of the change in control.


      As of December 31, 2002, no securities remained available for future issuance under the 2002 plan except as described above. In March 2003, and subject to stockholder approval at our 2003 annual meeting, our board of directors increased the size of the 2002 plan from 950,000 shares to 1,550,000, of which 450,000 shares will be used to grant stock options with an exercise price of $.001 per share to the non-employee directors who joined our board of directors upon our emergence from bankruptcy. Subject to continued service as a director, these stock options will vest 50% on May 29, 2003 and 50% on May 29, 2004 and will immediately vest upon a change in control of our company. TD Securities (USA), Inc., on behalf of the steering committee of our prepetition secured creditors, indicated its support for the grant of these stock options to our non-employee directors when these directors were recruited to serve on our board following our emergence from bankruptcy. If the stockholders do not approve the grant of these stock options to our non-employee directors, the board of directors will reconsider the matter and will likely grant these directors an alternative, appropriate equity-based compensation package.


CANCELLED RESTRICTED STOCK GRANTS AND STOCK OPTIONS

      In March 2001, 27 key executives, including the named executive officers, were granted the right to receive a total of up to 12,400,000 shares of our old common stock without payment of cash consideration based on the achievement of company-wide performance criteria relating to advanced wireless messaging net revenue, average revenue per advanced messaging unit and growth in the number of advanced messaging units in service in 2001 and 2002. These stock rights were cancelled on May 29, 2002 pursuant to our plan of reorganization.

      During 2001 and 2002, no options to purchase shares of our common stock were granted to, or exercised by, our named executive officers. All outstanding stock options were cancelled on May 29, 2002 pursuant to our plan of reorganization.

INDEMNIFICATION AGREEMENTS

      In January 2003, we entered into indemnification agreements with 18 persons, including each director and executive officer, requiring us to indemnify such persons to the fullest extent permitted by the Delaware corporation statute.

REPORT OF THE COMPENSATION COMMITTEE

   OVERVIEW


      The compensation committee is responsible for our overall compensation strategy and program structure, the compensation of executive officers (including base salaries, merit increases and bonuses), the compensation of directors and the administration of our stock plans. Our executive compensation program is intended to promote the achievement of our business goals and, thereby, to maximize corporate performance and stockholder returns. Compensation consists of a combination of base salary, performance bonuses and long-term incentives. The compensation committee believes it is important to have bonuses constitute a portion of each executive's compensation package in order to tie his or her compensation level to corporate performance, and believes it is important to have long-term incentives constitute a portion of each executive's compensation package in order to help align the interests of executives and stockholders.


      In determining levels of compensation, the compensation committee considers factors such as:

         - competitive positioning, including compensation of executives at comparable companies;

         -  present compensation levels;

         -  individual performance, including expected future contributions;


         -  our need to attract, retain and reward key executives; and


         - existing contractual obligations, including the 2002 performance bonus plan and executive employment agreements referred to below.


      The compensation committee, in determining Mr. Baker's compensation, reviews compensation for chief executives of publicly-held companies of similar size, including those in wireless messaging and similar businesses, Mr. Baker's individual performance against quantitative and qualitative goals, and our company's performance.


      In addition, executive compensation for 2002 reflected certain agreements and plans established in connection with our reorganization process. These agreements and plans, as described below, were approved by our former creditors and were assumed as part of our bankruptcy plan with the approval of the bankruptcy court prior to the time the current members of the compensation committee joined the board of directors or compensation committee.

   BASE SALARIES


      The base salary of each executive officer is reviewed annually. In setting base salaries, the compensation committee considers the factors described above. No executive officer received an increase in base salary in 2002 or 2003, except that Mr. Pottle's base salary for 2003 was increased from $305,000 to $324,000. Pursuant to his executive employment agreement, Mr. Baker's base salary for 2003 is $600,000.

   PERFORMANCE BONUSES

      In general, at the beginning of each year Mr. Baker proposes bonus parameters for the year to the compensation committee. The proposal incorporates corporate-wide goals as well as goals jointly established by Mr. Baker and each of the bonus plan participants for their individual areas of responsibility. The individual and corporate goals included in the bonus plan generally represent objective measures of performance and quantifiable financial objectives. Throughout the year, Mr. Baker meets with executive officers to review their progress in achieving these goals. After the end of the year, Mr. Baker performs a final performance review with the compensation committee and presents proposed bonuses to the compensation committee for consideration and approval.


      Prior to our chapter 11 filing, we entered into an agreement with certain of our secured creditors outlining, among other things, the terms of the retention and severance plans described above and incentive compensation plans for 2002 and 2003 covering approximately 75 employees. For both 2002 and 2003, incentive compensation was to be based on our actual levels of cash flow available for debt service and earnings before interest, taxes, depreciation and amortization compared to the projected levels contained in our plan of reorganization. Based on the achievement of the company performance measures contained in the 2002 incentive compensation, the compensation committee approved the payment of the maximum available bonuses for 2002 to our executive officers, including bonuses of $1,350,000, $682,200, $457,500, $345,000 and
$267,600 for Messrs. Baker, Daniels, Pottle and Kuzia and Ms. Gray, respectively, and these bonuses were paid in March 2003.


   LONG-TERM INCENTIVES

      Long-term incentives, including stock-based awards, are intended to relate executive compensation to corporate performance, to help retain the service of our executive officers and directors and to help align the long-term interests of our executive officers and directors with those of our stockholders.


      In connection with our emergence from bankruptcy in May 2002, restricted stock awards to purchase an aggregate of 950,000 shares of common stock for $.001 per share, vesting over three years through May 29, 2005, are being granted to our senior management, including 268,850 shares to Mr. Baker, 157,700 shares to Mr. Daniels, 127,300 shares to Mr. Pottle, 78,850 shares to Mr. Kuzia and 31,350 shares to Ms. Gray. These grants were approved by our former creditors and the bankruptcy court.



      The compensation committee, in consultation with professional compensation advisors and with the intention to provide management with market-competitive compensation, has modified the 2003 incentive compensation plan referenced above and implemented a new long-term incentive plan. The modified 2003 incentive compensation plan adds as an additional factor our actual levels of customer disconnects, or churn, in relation to planned levels, and measures target bonuses against our 2003 operating plan as approved by the board rather than the projected operating results contained in our plan of reorganization. The new long-term incentive plan utilizes the same performance measures as the modified 2003 incentive compensation plan and provides for payouts in "phantom stock" units three years after the applicable incentive compensation is earned. Together, the modified 2003 incentive compensation plan and new long-term incentive plan will provide the potential for greater incentive compensation than the original 2003 incentive compensation plan but may result in a reduction in the cash compensation payable in 2004.


   EXECUTIVE EMPLOYMENT AGREEMENTS


      We are a party to the executive employment agreements with Messrs. Baker, Daniels and Pottle summarized above on pages 11-12 under the caption " -- Executive Employment Agreements and Loans." The executive employment agreements were approved by our former creditors and the bankruptcy court.


   RETENTION PLAN


      Pursuant to the retention plan summarized above on page 12 under the caption " -- Retention Plan," retention bonuses are being paid to approximately 60 executives, including $726,000, $600,000, $600,000, $200,000 and $200,000,
respectively, to Messrs. Baker, Daniels, Pottle and Kuzia and Ms. Gray. The retention plan was established because of the critical need to retain key executives during our chapter 11 reorganization process and was approved by our former creditors and the bankruptcy court.

   SEVERANCE PLAN


      The severance plan summarized above on pages 12-13 under the caption " -- Severance Plan" provides severance benefits to our employees, including the named executive officers other than Messrs. Baker, Daniels and Pottle. The severance plan was approved by our former creditors and the bankruptcy court. Messrs. Baker, Daniels and Pottle are entitled to severance benefits under their executive employment agreements.


   COMPLIANCE WITH INTERNAL REVENUE CODE SECTION 162(M)


      Section 162(m) of the Internal Revenue Code generally disallows a tax deduction for compensation over $1,000,000 paid by a public company to its chief executive officer and its four other most highly compensated executive officers. Qualifying "performance-based" compensation is not subject to the deduction limit if specified requirements are met. The restricted stock issuances to senior management as part of our chapter 11 reorganization proceedings did not qualify as performance-based compensation under section 162(m) of the Internal Revenue Code. The compensation committee generally intends to structure future stock options, if any, granted to our executive officers in a manner to qualify as performance-based compensation but does not currently intend to qualify cash compensation, cash-based long-term incentives or stock-based awards other than stock options as performance-based compensation. The compensation committee will continue to monitor the impact of section 162(m) on our company.


                                    By the compensation committee,

                                    William C. Redmond, Jr., Chairman
                                    James V. Continenza
                                    Eric Gold
                                    Carroll D. McHenry



COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

      The current members of our compensation committee are James V. Continenza, Eric Gold, Carroll D. McHenry and William E. Redmond, Jr.

      C. Edward Baker, Jr., our chairman and chief executive officer, makes recommendations and participates in discussions regarding executive compensation, but he does not participate directly in discussions regarding his own compensation. None of our current executive officers has served as a director or member of the compensation committee, or other committee serving an equivalent function, of any other entity, any of whose executive officers has served as one of our directors or as a member of our compensation committee.

COMPARATIVE STOCK PERFORMANCE

      The graph below compares the cumulative total stockholder return on our common stock for the period from May 30, 2002 (the first trading day following the effectiveness of our plan of reorganization) through December 31, 2002 with the cumulative total return on the Nasdaq Stock Market (U.S.) Index and the Nasdaq Telecommunications Index, consisting of 303 telecommunications companies whose stock is traded on Nasdaq.

      The comparison below assumes $100 was invested on May 30, 2002 in our common stock and in each of the above indices and, in each case, assumes reinvestment of all dividends. Measurement points are on May 30, 2002, June 30, 2002, September 30, 2002 and December 31, 2002.

             COMPARISON OF CUMULATIVE TOTAL RETURN* SINCE MAY 30, 2002
                    AMONG ARCH WIRELESS, INC., THE NASDAQ STOCK
            MARKET (U.S.) INDEX AND THE NASDAQ TELECOMMUNICATIONS INDEX

                                 [GRAPHIC OMITTED]

                               5/30/02   6/30/02    9/30/02   12/31/02
                               -------   -------    -------   --------
Arch Wireless, Inc             $100.00    $40.00     $22.00     $82.00
Nasdaq Stock Market (U.S.)      100.00    $86.93     $69.75     $79.57
Nasdaq Telecommunications       100.00    $75.83     $69.64     $81.31

--------------

* Assume $100 was invested on 5/30/02 in stock or index, including reinvestment of dividends.

       PROPOSAL 2 -- APPROVAL OF AMENDMENT TO 2002 STOCK INCENTIVE PLAN


      The 2002 stock incentive plan was established in connection with our emergence from bankruptcy in May 2002. The 2002 plan provided that all 950,000 shares of common stock initially available under the plan would be issued as restricted stock to certain members of our senior management in connection with our emergence from bankruptcy, as summarized above on pages 13-14 under the caption "Information About Executive Compensation -- 2002 Stock Incentive Plan." As of December 31, 2002, no shares remained available for future issuance under the 2002 plan. In order to provide equity incentives for the retention of our outside directors and other key employees, in March 2003 the board of directors approved an amendment to our 2002 plan increasing the number of shares of common stock authorized for issuance under the plan from 950,000 to 1,550,000, of which 450,000 shares will be used to grant nonstatutory stock options with an exercise price of $.001 per share to the non-employee directors who joined our board of directors upon our emergence from bankruptcy, and permitting the grant of nonstatutory stock options with exercise prices below the fair market value of the common stock on the date of grant.



      Stockholder approval is not required for either the amendment to our 2002 plan or for the grant of stock options to our non-employee directors. Without stockholder approval of the amendment, however, we will not be able to use the additional 150,000 authorized shares to grant incentive stock options under section 422 of the Internal Revenue Code. We are seeking stockholder approval of both the amendment and the grant of stock options to our non-employee directors because we believe doing so is consistent with good corporate governance policies and practices, and we are seeking stockholder approval of the amendment to permit us to use the additional 150,000 authorized shares to grant incentive stock options under section 422 of the Internal Revenue Code. If the stockholders do not approve the grant of these stock options to our non-employee directors, the board of directors will reconsider the matter and will likely grant these directors an alternative, appropriate equity-based compensation package.


      The board of directors believes that this amendment is in the best interests of our company and stockholders and recommends that stockholders vote FOR this proposal.

SUMMARY OF THE 2002 STOCK INCENTIVE PLAN

      The 2002 stock incentive plan provides for the grant of the following types of awards:

         -  restricted stock awards;

         - incentive stock options intended to qualify under section 422 of the Internal Revenue Code;

         -  nonstatutory stock options; and

         - other stock-based awards, including the grant of shares based upon specified conditions, the grant of securities convertible into common stock and the grant of stock appreciation rights.

   DESCRIPTION OF AWARDS

      Restricted Stock Awards. Restricted stock awards entitle recipients to acquire shares of common stock, subject to our right to repurchase all or part of such shares from the recipient in the event that the conditions specified in the applicable award are not satisfied prior to the end of the applicable restriction period established for such award. The purchase price for restricted stock awards may be less than the fair market value of the common stock on the date of grant.


      Incentive Stock Options and Nonstatutory Stock Options. Optionees receive the right to purchase a specified number of shares of common stock at a specified option price and subject to the other terms and conditions specified in connection with the option grant. Incentive stock options must be granted at an exercise price not less than the fair market value of the common stock on the date of grant but, assuming the amendment is approved by the stockholders, the exercise price of nonstatutory stock options may be less than the fair market value of the common stock on the date of grant. Options may not be granted for a term in excess of ten years. The 2002 plan permits the board of directors to determine the manner of payment of the exercise price of options, including through payment by cash, check or in connection with a "cashless exercise" through a broker, by surrender to us of shares of common stock (which shares are owned for at least six months), by delivery to us of a promissory note, or by any other lawful means.

      Other Stock-Based Awards. Under the 2002 plan, the board of directors has the right to grant other awards based upon the common stock having such terms and conditions as the board of directors may determine. This may include the grant of shares based upon specified conditions, the grant of securities convertible into common stock and the grant of stock appreciation rights.

   ELIGIBILITY TO RECEIVE AWARDS

      Our officers, employees, directors, consultants and advisors and those of our subsidiaries are eligible to be granted awards under the 2002 plan. Under present law, however, incentive stock options may only be granted to our employees and employees of our subsidiaries. The maximum number of shares with respect to which awards may be granted to any participant under the 2002 plan may not exceed 400,000 shares during any calendar year.


      As of April 16, 2003, approximately 3,300 persons were eligible to receive awards under the 2002 plan, including our executive officers and non-employee directors. If the amendment to the 2002 plan is approved by stockholders, 450,000 shares will be used to grant stock options to our non-employee directors as described below and the remaining 150,000 shares will be available for issuance from time to time to eligible participants in the form of restricted stock, incentive stock options, nonstatutory stock options or other stock-based awards. We do not plan to use any of these 150,000 shares for grants to the members of our senior management who received restricted stock as part of our plan of reorganization. Except as described below with respect to our non-employee directors, the granting of awards under the 2002 plan is discretionary, and we cannot now determine the number or type of awards to be granted in the future to any particular person or group.



      On April 16, 2003, the last reported sale price of our common stock on the OTC Bulletin Board was $ - per share.



   STOCK OPTION GRANTS TO INCUMBENT NON-EMPLOYEE DIRECTORS UPON STOCKHOLDER APPROVAL



      If the amendment to the 2002 plan is approved by stockholders, an aggregate of 450,000 shares of common stock will be used to grant nonstatutory stock options with an exercise price of $.001 per share to the non-employee directors who joined our board of directors upon our emergence from bankruptcy. Of these grants, Carroll R. Wetzel, Jr., our vice chairman of the board, will receive a stock option for 100,000 shares and each other non-employee director who joined our board of directors upon our emergence from bankruptcy will receive a stock option for 50,000 shares. Subject to continued service as a director, these stock options will vest 50% on May 29, 2003 and 50% on May 29, 2004 and will immediately vest upon a change in control of our company. TD Securities (USA), Inc., on behalf of the steering committee of our prepetition secured creditors, indicated its support for the grant of these stock options to our non-employee directors when these directors were recruited to serve on our board following our emergence from bankruptcy. If the stockholders do not approve the grant of these stock options to our non-employee directors, the board of directors will reconsider the matter and will likely grant these directors an alternative, appropriate equity-based compensation package. Mr. Rubin, as a new nominee for director, will not be eligible to receive a stock option to purchase 50,000 shares.





   ADMINISTRATION

      The board of directors administers the 2002 plan. The board of directors has the authority to adopt, amend and repeal the administrative rules, guidelines and practices relating to the 2002 plan and to interpret the provisions of the 2002 plan. Pursuant to the terms of the 2002 stock incentive plan, the board of directors has authorized the compensation committee to administer certain aspects of the 2002 stock plan, including the granting of awards to executive officers. Subject to any applicable limitations in the 2002 plan, the board of directors, the compensation committee or any other committee or subcommittee to whom the board delegates authority selects the recipients of awards and determines:

         - the number of shares of common stock subject to restricted stock awards, including conditions for repurchase, issue price and repurchase price;

         - the number of shares of common stock subject to options and the related exercise price, vesting provisions and duration; and

         - the number of shares of common stock subject to other stock-based awards and the terms and conditions of such awards, including conditions for repurchase, issue price and repurchase price.

      The board of directors is required to make appropriate adjustments in outstanding awards to reflect stock dividends, stock splits and certain other events. In the event of our acquisition or liquidation, the board of directors is authorized to provide for awards to be assumed or substituted for, to accelerate the awards to make them fully exercisable prior to consummation of the event or to provide for a cash-out of their value. If any option award expires or is terminated, surrendered or canceled without having been fully exercised, the unused shares of common stock covered by such option award will again be available for grant under the 2002 plan, subject in the case of incentive stock options to any limitation required under the Internal Revenue Code.

   AMENDMENT OR TERMINATION

      No award may be made under the 2002 plan after May 29, 2012, but awards previously granted may extend beyond that date. The board of directors may at any time amend, suspend or terminate the 2002 plan, except that to the extent required by section 162(m) of the Internal Revenue Code, no award intended to comply with section 162(m) by the board of directors after the date of such amendment shall become exercisable, realizable or vested unless and until such amendment shall have been approved by our stockholders.

FEDERAL INCOME TAX CONSEQUENCES

      The following summarizes the United States federal income tax consequences that generally will arise with respect to awards granted under the 2002 plan. This summary is based on the tax laws in effect as of the date of this proxy statement. Changes to these laws could alter the tax consequences described below.

   RESTRICTED STOCK AWARDS

      A participant will not have income upon the grant of restricted stock unless an election under section 83(b) of the Internal Revenue Code is made within 30 days of the date of grant. If a timely 83(b) election is made, then a participant will have compensation income equal to the value of the stock less the purchase price. When the stock is sold, the participant will have capital gain or loss equal to the difference between the sales proceeds and the value of the stock on the date of grant. If the participant does not make an 83(b) election, then when the stock vests the participant will have compensation income equal to the value of the stock on the vesting date less the purchase price. When the stock is sold, the participant will have capital gain or loss equal to the sales proceeds less the value of the stock on the vesting date. Any capital gain or loss will be long-term if the participant held the stock for more than one year and otherwise will be short-term.

   INCENTIVE STOCK OPTIONS


      A participant will not have income upon the grant of an incentive stock option. Also, except as described below, a participant will not have income upon exercise of an incentive stock option if the participant has been employed by us or one of our 50% or more-owned corporate subsidiaries at all times beginning with the option grant date and ending three months before the date the participant exercises the option. If the participant has not been so employed during that time, then the participant will be taxed as described below under the caption "Nonstatutory Stock Options." The exercise of an incentive stock option may subject the participant to the alternative minimum tax.


      A participant will have income upon the sale of the stock acquired under an incentive stock option at a profit (if sales proceeds exceed the exercise price). The type of income will depend on when the participant sells the stock. If a participant sells the stock more than two years after the option was granted and more than one year after the option was exercised, then all of the profit will be long-term capital gain. If a participant sells the stock prior to satisfying these waiting periods, then the participant will have engaged in a disqualifying disposition and a portion of the profit will be ordinary income and a portion may be capital gain. This capital gain will be long-term if the participant has held the stock for more than one year and otherwise will be short-term. If a participant sells the stock at a loss (sales proceeds are less than the exercise price), then the loss will be a capital loss. This capital loss will be long-term if the participant held the stock for more than one year and otherwise will be short-term.

   NONSTATUTORY STOCK OPTIONS

      A participant will not have income upon the grant of a nonstatutory stock option. A participant will have compensation income upon the exercise of a nonstatutory stock option equal to the value of the stock on the day the participant exercised the option less the exercise price. Upon sale of the stock, the participant will have capital gain or loss equal to the difference between the sales proceeds and the value of the stock on the day the option was exercised. This capital gain or loss will be long-term if the participant has held the stock for more than one year and otherwise will be short-term.

   OTHER STOCK-BASED AWARDS

      The tax consequences associated with any other stock-based award granted under the 2002 plan will vary depending on the specific terms of such award. Among the relevant factors are whether or not the award has a readily ascertainable fair market value, whether or not the award is subject to forfeiture provisions or restrictions on transfer, the nature of the property to be received by the participant under the award, and the participant's holding period and tax basis for the award or underlying common stock.

   TAX CONSEQUENCES TO US

      There will be no tax consequences to us except that we will be entitled to a deduction when a participant has compensation income. Any such deduction will be subject to the limitations of section 162(m) of the Internal Revenue Code.

  PROPOSAL 3 -- ADOPTION OF AN AGREEMENT AND PLAN OF MERGER PROVIDING FOR THE
    MERGER OF OUR COMPANY WITH A WHOLLY-OWNED SUBSIDIARY THAT WILL RESULT IN
          THE IMPOSITION OF TRANSFER RESTRICTIONS ON OUR COMMON STOCK



      To help protect the tax benefits associated with our federal income tax attributes, the board of directors has approved, subject to stockholder approval, an Agreement and Plan of Merger between our company and Arch 382 Corporation, a wholly-owned subsidiary, that will result in the imposition of the restrictions on transfer of our stock described below. The Agreement and Plan of Merger is attached as Appendix B. The complete text of the transfer restrictions will be contained in Article FOURTH of our certificate of incorporation, which will be amended in the merger. The text of the amended Article FOURTH is set forth in Appendix C.


      The board of directors believes that the merger, and the resultant transfer restrictions, is in the best interests of our company and stockholders and recommends that stockholders vote FOR this proposal.

REASON FOR THE MERGER

      We currently anticipate generating taxable losses for the next several years and estimate that, at December 31, 2003, our tax net operating losses will be between $175 million and $200 million. Under current tax law, these net operating losses will not expire until December 31, 2023. We currently anticipate that we will have sufficient tax deductions from our operations following our emergence from chapter 11 proceedings, including from the federal income tax attributes that we retained after our emergence from chapter 11, to offset future federal taxable income (before these deductions) for the next several years. The extent to which these tax attributes will be available to offset future federal taxable income depends on certain factual and legal matters that are subject to varying interpretations. Therefore, despite our expectations, it is possible that we may not have sufficient tax attributes to offset future federal taxable income.


       A change in ownership, as defined in sections 382 and 383 of the Internal Revenue Code, of our stock could significantly limit the amounts and timing of the use of various tax attributes that existed as of our emergence from chapter 11 and of any tax attributes generated between our emergence from chapter 11 and the date of such change in ownership, including our tax net operating losses at December 31, 2003. Generally, a change in ownership will occur if a greater than 50% cumulative change in ownership of our stock occurs over any three-year period beginning at any time after we emerged from chapter 11. We believe, based on available information, that since our emergence from chapter 11 we have undergone a cumulative change in ownership of approximately 20%.


      If the deductions associated with future activities including from tax attributes that we retained after our emergence from chapter 11 are insufficient to offset future federal taxable income, or if a change in ownership occurs and such deductions are limited, whether due to circumstances within or beyond our control, we would likely generate taxable income and would be required to make current income tax payments. Any such payments would result in lower net cash provided by operating activities, which would have otherwise been available to repay our outstanding debt. In addition, depending on the timing of any such change in ownership and the amount of taxable income generated, the required tax payments could result in insufficient cash being available to service our debt obligations. If we were to fail to make required debt repayments, creditors could accelerate repayment of our outstanding debt. In this circumstance, it is unlikely that we would have sufficient liquidity to repay the debt, which could ultimately result in our having to file for bankruptcy protection.


      To help protect these tax benefits, the board of directors has approved, subject to stockholder approval, the merger agreement providing for the merger of our company with a wholly-owned subsidiary, as described below. In the merger, outstanding shares of common stock will be converted into the right to receive new shares of Class A common stock, which will be subject to the transfer restrictions described below. The transfer restrictions will prohibit certain transfers of our common stock after there has been a cumulative change in ownership of more than 40% or to the extent that such a transfer would result in a cumulative change in ownership of more than 42%. In addition, after there has been a cumulative change in ownership of more than 40%, the board of directors may, in their discretion, exempt from the transfer restrictions transfers that would result in a cumulative change in ownership of 42% or less. The board intends to exempt from the transfer restrictions transfers that it determines in good faith would not increase the cumulative change in ownership.

      However, we cannot assure you that the merger, even if it receives all required approvals, will prevent a change in ownership or otherwise enable us to avoid significant limitations on the amounts and timing of the use of our tax attributes.


      Our expectations for the timing of generating federal taxable income have changed since the plan of reorganization for our chapter 11 bankruptcy was developed. In addition, we believe that our secured creditors would have been opposed to any effort to impose transfer restrictions and would not have supported the plan of reorganization if it had contained such restrictions. As a result, we did not seek to impose similar transfer restrictions as part of our chapter 11 bankruptcy.


TERMS OF THE MERGER AND CLASS A COMMON STOCK

      In the merger, Arch Wireless, Inc. will merge with a wholly-owned subsidiary. The subsidiary will be newly-formed for the specific purpose of the merger and will have conducted no operations and have no assets or liabilities. Arch Wireless, Inc. will be the surviving entity in the merger, and will continue to engage in the business of providing one and two-way wireless messaging and information services.


      In the merger, each issued and outstanding share of common stock, $.001 par value, will be converted into the right to receive one share of a new class of security called Class A common stock, $.0001 par value. The rights of the Class A common stock, $.0001 par value, will be identical in all respects to the common stock, $.001 par value, except for the transfer restrictions described below and the different par value. Immediately following the merger, no shares of common stock, $.001 par value, will be outstanding. Once the transfer restrictions are no longer necessary to protect the intended tax benefits, the Class A common stock will be subject to conversion back into common stock without transfer restrictions on a share-for-share basis. We cannot predict if or when the transfer restrictions will no longer be necessary to protect the intended tax benefits or, as a result, if or when the Class A common stock will be subject to conversion back into common stock, because this is dependent on, among other things, the timing and amount of our future tax attributes and the future value of our stock.


TRANSFER RESTRICTIONS


      If the merger is approved by stockholders and becomes effective, all outstanding common stock will be converted into the right to receive Class A common stock, which will be subject to restrictions which prohibit the following transfers: (1) transfers of Class A common stock by stockholders to a stockholder that holds 5% or more of our outstanding stock, (2) transfers of Class A common stock by stockholders who hold 5% or more of our outstanding stock to any person, entity or group and (3) transfers of Class A common stock by stockholders to any person, entity or group that, if consummated, would result in their ownership of 5% or more of our outstanding stock. Any such prohibited transfer would not be given effect and in general the shares would instead be transferred to an agent that would dispose of the shares to other purchasers that would not own 5% or more of our outstanding stock following the transfer.



      Notwithstanding the foregoing, a transfer will not be prohibited to the extent that it will not result in a cumulative change in ownership of our stock of greater than 42% if the transferor or purported transferee gives us notice of the transfer at least five business days prior to the transfer and (1) there has not been a prior determination by our board of directors that a greater than 40% cumulative change in ownership of our stock has occurred, (2) the transferor or purported transferee obtains the prior written approval of the board of directors for such transfer, which determination may be made or withheld in the sole discretion of the board, or (3) the board of directors determines in good faith upon the request of the transferor or purported transferee that such transfer would not increase the cumulative change in ownership of our stock. If more than one transferor or purported transferee gives us notice of a transfer, they will be considered in the order in which they are received by us. As a condition to granting its approval of or making determinations relating to any transfer, the board of directors may require (at the expense of the transferor and/or purported transferee) an opinion of counsel that such transfer could not reasonably be determined to result in a change in ownership of our stock, as well as the delivery of other certificates reasonably requested by the board.



      In addition, transfers pursuant to any (1) merger, consolidation, or similar transaction approved in advance by the board of directors or (2) tender or exchange offer for any and all of our stock as to which a majority of our outstanding stock is tendered, as long as the offeror has committed to acquire any shares not tendered for the same type and amount of consideration paid in the offer, will be exempt from these restrictions. Certain rights to acquire stock will be treated as stock for purposes of the foregoing transfer restrictions. Also, in certain circumstances, a stockholder may be attributed the ownership of stock held by another person or entity for purposes of determining whether the stockholder holds 5% or more of our outstanding stock.



      If Proposal 2 is approved and the stock options to purchase 450,000 shares granted to our non-employee directors are fully exercised, our cumulative change in ownership will increase to approximately 21%. At the request of Franklin Resources, Inc., our largest stockholder, we are required to file a "shelf" registration statement to permit Franklin to sell some or all of its common stock at any time and from time to time. If Franklin sells all of its common stock, our cumulative change in ownership will increase to approximately 31%. Franklin may sell common stock under such registration statement for up to two years after it is declared effective, and we cannot predict when sales by Franklin, or by any other stockholder, will cause our cumulative change in ownership to equal 40%.


OTHER CONSEQUENCES OF THE MERGER


      The merger will not change the proportionate equity interest of any stockholder in our company. The Class A common stock will trade in the over-the-counter market under the same symbol, AWIN, under which the common stock traded prior to the merger. We have filed a listing application with, and anticipate that the Class A common stock will trade on, the Boston Stock Exchange under the same symbol, AWL, under which the common stock traded prior to the merger. We will continue to file periodic and other reports with the Securities and Exchange Commission. The merger will not result in any changes to our certificate of incorporation, except as described in the following paragraph, or any significant changes to our by-laws.



      In the merger, Article FOURTH of our certificate of incorporation will be amended to read in its entirety as set forth in Appendix C. As a result of the merger, we will be authorized to issue a total of 50,000,000 shares of Class A common stock, of which 20,600,000 shares will be outstanding or reserved for future issuance, assuming the proposed increase in our 2002 stock incentive plan (Proposal 2) is approved by stockholders. Following the merger, the authorized shares of Class A common stock that are not outstanding or reserved for future issuance, and the 50,000,000 authorized shares of common stock, will be available for future issuance without further action by stockholders except as required by applicable law and except for the commitment of our company to comply with Nasdaq Marketplace Rule 4350(i)(1)(D), as described above on pages 6-7 under the caption "Corporate Governance -- Stockholder Approval of Certain Stock Issuances." These shares could be issued for possible future financing transactions, acquisitions, stock dividends and other corporate purposes. We have no present intention to issue any additional shares other than the 600,000 shares that will become available under our 2002 stock incentive plan upon stockholder approval of the proposed amendment to our 2002 stock incentive plan (Proposal 2 above) and, if the proposed amendment is not approved by stockholders, the intention of the board of directors to grant the non-employee directors who joined our board of directors upon our emergence from bankruptcy an alternative, appropriate equity-based compensation package. Stockholders do not have preemptive or other similar rights to acquire the additional authorized shares.



      The exchange of common stock for Class A common stock pursuant to the merger will not be taxable to our stockholders. The tax basis and holding period for the shares of Class A common stock received by stockholders will be the same as the tax basis and holding period of the shares of common stock exchanged pursuant to the merger.


      The merger will not have any significant accounting consequences to us and will not have any significant tax consequences to us other than the intended benefits described above.

REQUIRED APPROVALS


      The merger agreement must be adopted by the affirmative vote of the holders of a majority of the issued and outstanding shares of common stock.



      The merger must also be approved by the holders of a majority in principal amount of the outstanding 10% notes and 12% notes issued by our wholly-owned subsidiary, Arch Wireless Holdings, Inc. We anticipate receiving this consent prior to the annual meeting.

      The merger requires prior Federal Communications Commission approval of the transfer of control of certain of our licenses. These applications are typically processed and granted by the Federal Communications Commission within 45 days of the applications being filed. We filed these applications on March 21, 2003. Although no prior Federal Communications Commission approval is required for the pro forma transfer of control of the remainder of our licenses, we must notify the Federal Communications Commission within 30 days of closing on the merger that the merger has occurred.


      No other federal or state regulatory approvals are required to complete the merger, other than the filing of a certificate of merger in Delaware following receipt of the approvals described above.

      If we obtain the required stockholder approval, we plan to complete the merger promptly following receipt of the other approvals required for the merger.


POSSIBLE LOSS OF LIQUIDITY FOR SHARES



      If the merger is approved and the transfer restrictions become effective, stockholders may encounter difficulty in selling their shares because the following transfers will be prohibited after there has been a cumulative change in ownership of more than 40% or to the extent that such a transfer would result in a cumulative change in ownership of more than 42%: (1) transfers of Class A common stock by stockholders to a stockholder that holds 5% or more of our outstanding stock, (2) transfers of Class A common stock by stockholders who hold 5% or more of our outstanding stock to any person, entity or group and (3) transfers of Class A common stock by stockholders to any person, entity or group that, if consummated, would result in their ownership of 5% or more of our outstanding stock. These transfer restrictions could have the effect of decreasing the liquidity of your shares.


POSSIBLE ANTI-TAKEOVER EFFECTS

      The transfer restrictions resulting from the merger, if approved by the stockholders, could have the effect of preventing or delaying a change in control of our company. However, the transfer restrictions are not being proposed in response to any specific effort to acquire control of our company and should not interfere with any merger or any other business combination approved by the board of directors or any tender or exchange offer for any and all of our stock, provided that such offer is accepted by the holders of a majority of our outstanding stock and the offeror has committed to undertake a second-step merger to acquire the remainder of our outstanding stock for the same type and amount of consideration paid in the offer.

NO APPRAISAL RIGHTS


      Stockholders do not have appraisal rights in connection with the merger because the common stock is traded on the Boston Stock Exchange.


EXCHANGE OF STOCK CERTIFICATES

      If the merger is approved, stock certificates representing common stock will be exchanged for new certificates representing Class A common stock. Following the merger, instructions for exchanging stock certificates will be mailed to all stockholders. Please do not submit any stock certificates at this time.

         PROPOSAL 4 -- RATIFICATION OF INDEPENDENT PUBLIC ACCOUNTANTS

      The board of directors, on the recommendation of the audit committee, has selected the firm of PricewaterhouseCoopers LLP as our independent public accountants for the year ending December 31, 2003. Although stockholder approval of the board of directors' selection of PricewaterhouseCoopers LLP is not required by law, the board of directors believes that it is advisable to give stockholders an opportunity to ratify this appointment. If the stockholders do not ratify the selection of PricewaterhouseCoopers LLP as our independent public accountants, the board of directors will reconsider the matter.

      The board of directors recommends a vote "FOR" the ratification of the selection of PricewaterhouseCoopers LLP as our independent public accountants.

      Representatives of PricewaterhouseCoopers LLP are expected to be present at the annual meeting and will have the opportunity to make a statement, if desired, and will be available to respond to appropriate questions from stockholders.

CHANGE IN INDEPENDENT PUBLIC ACCOUNTANTS


      On June 27, 2002, our board of directors and our audit committee dismissed Arthur Andersen LLP as our independent auditors and engaged PricewaterhouseCoopers LLP to serve as our independent auditors for the fiscal year ending December 31, 2002, effective June 27, 2002. Arthur Andersen LLP's audit report on our consolidated financial statements for each of the fiscal years ended December 31, 2000 and 2001, respectively, contained an explanatory paragraph regarding our ability to continue as a going concern. Except as stated above, Arthur Andersen LLP's reports on our consolidated financial statements for each of the fiscal years ended December 31, 2000 and 2001 did not contain any adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles.


      During the fiscal years ended December 31, 2000 and 2001 and through June 2002, there were no disagreements with Arthur Andersen LLP on any matter of accounting principle or practice, financial statement disclosure, or auditing scope or procedure which, if not resolved to Arthur Andersen LLP's satisfaction, would have caused them to make reference to the subject matter in conjunction with their report on our consolidated financial statements for such years; and there were no reportable events as defined in Item 304(a)(1)(v) of Regulation S-K.

      We requested Arthur Andersen LLP to furnish us with a letter addressed to the Securities and Exchange Commission stating whether or not it agrees with the above statements. A copy of that letter, dated June 28, 2002, was included with our current report on Form 8-K, filed with the Securities and Exchange Commission on June 27, 2002.

      Prior to their engagement, neither we, nor anyone acting on our behalf, consulted PricewaterhouseCoopers LLP with respect to the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on our consolidated financial statements, or any other matters or reportable events as set forth in Items 304(a)(2)(i) and (ii) of Regulation S-K.

INDEPENDENT AUDITORS FEES

      Aggregate fees of PricewaterhouseCoopers LLP for professional services rendered to us for the year ended December 31, 2002 were:

                    Audit                $541,061
                    Audit-related          58,000
                    Tax                    52,500
                    All other                  --
                                         --------
                    Total                $651,561
                                         ========

      The audit fees were for professional services rendered for the audits of our consolidated financial statements and for reviews of our consolidated financial statements included in our quarterly reports on Form 10-Q for the quarters ended June 30, 2002 and September 30, 2002. The audit-related fees were for assurance and related services related to the audit of our 401(k) plans. The tax fees were for services related to tax compliance, including the review and preparation of tax returns and consultations relating to tax planning and tax advice.

      The audit committee authorized our management to incur fees for non-audit services, including audits of benefit plans, assistance with Securities and Exchange Commission filings and tax preparation and planning consultations not to exceed, in the aggregate, 50% of annual audit fees. The audit committee further delegated authority to its chairman to approve fees in excess of the 50% limitation and to approve fees for non-audit services not specifically listed above.

                  STOCKHOLDER PROPOSALS FOR 2004 ANNUAL MEETING

      Any proposal that a stockholder intends to present at the 2004 annual meeting of stockholders must be submitted to our corporate secretary at our offices, 1800 West Park Drive, Suite 250, Westborough, Massachusetts 01581, no later than December 3, 2003 in order to be considered for inclusion in the proxy statement relating to that meeting.


      In addition, our by-laws require that we be given advance notice of stockholder nominations for election to the board of directors and of other matters which stockholders wish to present for action at an annual meeting of stockholders, other than matters included in our proxy statement in accordance with SEC Rule 14a-8. The required notice must be made in writing and received by our corporate secretary at our principal executive offices not less than 60 days nor more than 90 days prior to the first anniversary of the preceding year's annual meeting of stockholders. However, in the event that the annual meeting of stockholders in any year is advanced by more than 20 days, or delayed by more than 60 days, from the first anniversary of the preceding year's annual meeting of stockholders, a stockholder's notice must be received no earlier than 90 days prior to such annual meeting and not later than the close of business on the later of (A) the 60th day prior such annual meeting and (B) the 10th day following the day on which notice of the date of such annual meeting was mailed or public disclosure of the date of such annual meeting was made, whichever occurs first. The date of our 2004 annual meeting of stockholders has not yet been established, but assuming it is held on May 13, 2004, in order to comply with the time periods set forth in our by-laws, appropriate notice for the 2004 annual meeting would need to be provided to our corporate secretary no earlier than February 13, 2004 and no later than March 14, 2004.


                                  OTHER MATTERS

      The board of directors knows of no other business which will be presented for consideration at the annual meeting other than that described above. However, if any other business should come before the annual meeting, it is the intention of the persons named in the enclosed proxy to vote, or otherwise act, in accordance with their best judgment on such matters.

      We will bear the costs of soliciting proxies. In addition to solicitation by mail, our directors, officers and regular employees may, without additional remuneration, solicit proxies by telephone, telegraph, facsimile and personal interviews. We have retained MacKenzie Partners, Inc., a proxy solicitation firm, for assistance in connection with the annual meeting for a fee of approximately $8,000 plus expenses. We will also request brokerage houses, custodians, nominees and fiduciaries to forward copies of the proxy material to those persons for whom they hold shares and request instructions for voting the proxies. We will reimburse such brokerage houses and other persons for their reasonable expenses in connection with this distribution.


      THE BOARD OF DIRECTORS HOPES THAT STOCKHOLDERS WILL ATTEND THE MEETING. WHETHER OR NOT YOU PLAN TO ATTEND, YOU ARE URGED TO COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY CARD IN THE ACCOMPANYING ENVELOPE. PROMPT RESPONSE WILL GREATLY FACILITATE ARRANGEMENTS FOR THE MEETING AND YOUR COOPERATION IS APPRECIATED. STOCKHOLDERS WHO ATTEND THE MEETING MAY VOTE THEIR STOCK PERSONALLY.


                                          By order of the board of directors,



                                          Patricia A. Gray, Secretary


April -, 2003
Westborough, Massachusetts

                                                                      APPENDIX A

                               ARCH WIRELESS, INC.
                  AND CONSOLIDATED SUBSIDIARIES (THE "COMPANY")
                             Audit Committee Charter

--------------------------------------------------------------------------------

AUDIT COMMITTEE MISSION

The primary mission of the audit committee is to assist the board in fulfilling its oversight responsibilities by reviewing the financial information that will be provided to shareholders and others, the systems of internal controls that management and the board of directors have established and all audit processes.

MEMBERSHIP

The audit committee shall be comprised of at least three (3) members. All members shall be able to read and understand fundamental financial statements, have knowledge of financial matters sufficient to discharge their responsibilities and be diligent in the exercise of their responsibilities hereunder. At least one member of the audit committee shall have accounting or related financial management expertise, as the board of directors interprets such qualification in its business judgment. Unless otherwise determined by the board of directors (in which case disclosure of such determination shall be made in the Company's filings with the Securities and Exchange Commission ("SEC")), at least one member of the audit committee shall be a "financial expert" (as defined by applicable SEC rules). Unless a chairperson is elected by the board of directors, the committee shall choose a chairperson annually. Only independent directors will serve on the audit committee, except as otherwise permitted under the Sarbanes-Oxley Act of 2002 (the "2002 Act"), and rules promulgated by the Securities and Exchange Commission ("SEC"), and the National Association of Securities Dealers, Inc. and The Nasdaq Stock Market, Inc. (collectively, "Nasdaq"). An independent director is free of relationships that could adversely influence his or her independent judgment as a committee member. An independent director may not be associated with a major vendor to, or customer of, the Company, may not receive payments from the Company other than for board or committee service or reimbursement of expenses in connection with such service or otherwise be considered an "affiliated person" of the Company under the 2002 Act and shall otherwise meet the definition of independent director under the 2002 Act and applicable law, and rules, regulations and standards promulgated by the SEC and Nasdaq.

GENERAL RESPONSIBILITIES

1. The audit committee shall assist the board of directors in fulfilling their responsibilities to shareholders concerning the Company's accounting and reporting practices, and shall facilitate open communication among the internal auditors and other Company management, the independent accountant and the board of directors.

2. The audit committee shall keep a record of its meetings and provide reports of such meetings and its activities to the full board of directors and may make appropriate recommendations.

3. The audit committee is authorized to engage independent counsel and other advisers, as it determines necessary to carry out its duties, and determine the appropriate funding therefor to be provided by the Company without further action from the board of directors. The audit committee shall have complete and unrestricted access to Company management and other employees, and such of the Company's books and records, as it determines necessary to fulfill its responsibilities hereunder and under applicable laws and listing standards.


4. The audit committee has the power to conduct or authorize investigations into matters within the committee's scope of responsibilities. The committee is authorized to retain independent counsel, accountants or other advisers to assist in an investigation.

5. The audit committee shall meet at least four times each year, unless otherwise determined by the committee, and more frequently if circumstances make that preferable. The committee shall prepare a schedule of its meetings, and agendas therefor, at least annually. The audit committee chairman is authorized to convene a committee meeting whenever he or she deems it necessary. An audit committee member should not vote on any matter in which he or she is not independent. The committee may ask members of management or others to attend the meeting and is authorized to receive all pertinent information from management. The actions of the committee shall be governed by the Delaware General Corporation Law and the Company's charter and bylaws.

6. The audit committee shall perform the functions indicated in the charter and such other functions and carry out such other responsibilities as may be required under the Company's charter or bylaws, applicable laws and listing standards, or as requested by the Board of Directors not otherwise set forth herein, including, without limitation, the following:

            6.1 The audit committee shall establish procedures as appropriate or required for: (A) the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls, or auditing matters; and (B) the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters;

            6.2 Prior to engaging the auditor for such services, the audit committee shall be responsible for reviewing and approving any of the following services proposed to be performed by the Company's auditors: (A) all auditing services (including comfort letters in connection with any underwriting), and (B) all non-audit services, including tax services, permitted under the 2002 Act. The audit committee may delegate this responsibility to one or more of its members. The audit committee will cause the Company to disclose its approval of any such non-audit services in the Company's periodic report filed with the SEC if and when determined required or appropriate.

7. The audit committee shall discharge its responsibilities, and shall assess information provided by the Company's management and the outside auditor and advisers, in accordance with its business judgment. In exercising its business judgment, the audit committee may rely on the information and advice provided by the Company and the outside auditor and advisers.

8. The audit committee shall be responsible for reviewing and approving any related party transactions as may be defined from time to time under applicable listing standards, SEC rules or otherwise defined by the board of directors, except to the extent delegated to another committee of the board.

9. Prior to the Company's issuance of any earnings release, the audit committee shall review and approve such release.

10. The audit committee shall review all audits, examinations and comment letters of all regulatory agencies and third parties delivered to the Company.

11. The audit committee shall be responsible for ensuring, or, upon appointment of any other committee of the Board charged with such responsibility, coordinating with such committee to ensure, that the Company has an effective system for monitoring compliance with applicable laws, regulations and listing standards pertaining to financial reporting and audit functions.

RESPONSIBILITIES FOR ENGAGING INDEPENDENT ACCOUNTANTS

1. The audit committee shall be directly responsible for the appointment, compensation and oversight of the work of any public accounting firm employed by the Company (including resolution of disagreements between management and the auditor regarding financial reporting) for the purpose of preparing or issuing an audit report or related work, and each such registered public accounting firm shall report directly to the audit committee. The audit committee, in its sole discretion, may determine to recommend to the board of directors that the selection of the outside auditor be proposed for ratification by shareholders in any proxy statement. The audit committee shall determine the appropriate funding to be provided by the Company without further action from the board of directors for payment of compensation to the registered public accounting firm employed by the Company for the purpose of rendering or issuing an audit report. The audit committee shall take appropriate actions to oversee the independence of the independent accountant selected as auditor, including a review of all services provided by the independent accountant and the fees paid for them at least annually. The committee shall also ensure that they receive from such outside auditor the written disclosures and letter from the outside auditor required by Independence Standards Board Standard No. 1. The audit committee shall actively engage in a dialogue with the auditor with respect to any disclosed relationships or services that may impact the objectivity and independence of the auditor and take appropriate action to ensure the outside auditor is independent. Without limiting the foregoing, the committee shall obtain and review any reports on the auditor issued by the Public Company Accounting Oversight Board pursuant to the 2002 Act annually, if and when such reports are issued.

2. The audit committee shall consider, in consultation with the independent accountant and such of the Company's management as the audit committee requests, the audit scope and procedural plans for the audit made by the internal auditors and the independent accountant.

3. The audit committee shall take appropriate actions to coordinate the activities of the internal auditor and the independent accountant. The purpose of coordinating these efforts is to maximize coverage, reduce redundancy and use audit resources effectively.

RESPONSIBILITIES FOR REVIEWING INTERNAL AUDITS, THE ANNUAL EXTERNAL AUDIT, QUARTERLY AND ANNUAL FINANCIAL STATEMENTS, AND OTHER PUBLIC DOCUMENTS

1. The audit committee shall ascertain that the independent accountant views the audit committee as its client, that it shall be available to the audit committee and the full board of directors at least annually and that it shall provide the committee with a timely analysis of significant financial reporting issues.


2. The audit committee shall periodically ask management, the internal auditor and the independent accountant about significant risks and exposures and shall assess management's steps to minimize them.


3. The audit committee shall take appropriate actions to oversee and shall periodically evaluate, the independence of the internal auditor. Without limiting the foregoing, the audit committee shall review and, prior to any such action by the Company, approve, any proposed personnel related action to hire, dismiss or perform any annual or other formal evaluation of the performance, of the Director of Internal Audit.

4. The audit committee shall review the following with the independent accountant and the internal auditor periodically and at least once a year:


            4.1 The adequacy of the Company's internal controls, including computerized information system controls and security, and any fraud involving management or other employees having a significant role in the Company's internal controls.



            4.2 Any significant findings and recommendations made by the independent accountant or internal auditor, together with management's responses to them.


            4.3   Any deficiencies in disclosure controls and procedures.


5. The audit committee shall consider and review with management and the internal auditor periodically and at least once a year:

            5.1 Any significant findings and recommendations made by the internal auditor during the year and management's response to them.

            5.2 Any difficulties the internal auditor encountered while conducting audits, including any restrictions on the scope of their work or access to required information.

            5.3 The planned scope of management's internal audit plan that the audit committee thinks advisable.

            5.4   The Internal Audit Department charter.

            5.5   The Internal Audit budget and staffing.

6. Following each SAS 71/100 and quarterly financial statement review, the audit committee shall review the Company's financial statements and related footnotes with management and the independent accountant.

7. After the annual financial statement audit is completed, the audit committee shall review the following with management and the independent accountant.


            7.1 The Company's annual financial statements and related footnotes. The audit committee shall determine, based on its review and discussions referred to in this section, whether it recommends to the board of directors that the audited financial statements be included in the Company's annual report on Form 10-K for the last fiscal year for filing with the SEC.



            7.2 The independent accountant's audit of and report on the financial statements.


            7.3 Any serious difficulties or disputes with management encountered during the course of the audit.

            7.4 Anything else about the audit procedures or findings that AICPA SAS 61 or GAAS requires the auditors to discuss with the committee or that the audit committee in its business judgment deems relevant.

8. After each SAS 71/100 and quarterly financial review and each annual financial statement audit is completed, the audit committee shall review the following with management and the independent accountant:

            8.1 Critical accounting policies and practices used, alternative treatments of financial information within GAAP that have been discussed with management, ramifications of the use of such alternative disclosures and treatments, and the treatments preferred by the auditor, and other material written communications between the auditor and management, such as any management letter or schedule of unadjusted differences.


            8.2 The auditor's qualitative judgments about the appropriateness, not just the acceptability, of accounting principles and financial disclosures and how aggressive (or conservative) the accounting principles and underlying estimates are, together with the auditor's explanation of complex or judgmental accounting entries.


            8.3 Prior to the deadline for filing the Company's periodic reports with the SEC, the audit committee shall review with the Chief Executive Officer and the Chief Financial Officer their evaluation of the effectiveness of the Company's disclosure controls and procedures, and internal controls and procedures for financial reporting as required or appropriate.


9. The audit committee shall review annual filings with the SEC and other published documents containing the Company's financial statements and shall consider whether the information in the filings is consistent with the information in the financial statements.


10. The audit committee shall review the interim financial reports with management, the independent accountant before those interim reports are released to the public or filed with the SEC or other regulators.

11. The audit committee shall prepare a report for inclusion in the proxy statement relating to the annual meeting of stockholders at which directors are to be elected that describes the committee's composition and other matters required under item 306 of regulation S-K or any other rules and regulations of the SEC or Nasdaq or other laws applicable to financial statement reporting or the audit committee.


PERIODIC RESPONSIBILITIES


1.    Review and update the audit committee's charter annually.


2. Perform an assessment of the audit committee's performance of its responsibilities hereunder at least annually in coordination with any committee appointed by the Board charged with the responsibility for conducting and/or monitoring Board and Board committee evaluations.

3. Meet with the internal auditor, the independent accountant and management in separate executive sessions to discuss any matters the audit committee or these groups believe should be discussed privately with the audit committee.

                                                                      APPENDIX B


                          AGREEMENT AND PLAN OF MERGER



      AGREEMENT AND PLAN OF MERGER, dated this ___ day of April, 2003, pursuant to Section 251 of the General Corporation Law of the State of Delaware, between Arch 382 Corporation, a Delaware corporation having its principal place of business at 1800 West Park Drive, Suite 250, Westborough, Massachusetts 01581 (the "Subsidiary"), and Arch Wireless, Inc., a Delaware corporation having its principal place of business at 1800 West Park Drive, Suite 250, Westborough, Massachusetts 01581 (the "Surviving Corporation").



                               W I T N E S S E T H:



      WHEREAS, the Subsidiary is a corporation duly organized and existing under the laws of the State of Delaware and is authorized to issue 1,000 shares of common stock, $.001 par value per share ("Subsidiary Shares"), of which 100 shares are issued and outstanding as of the date hereof;



      WHEREAS, the Surviving Corporation is a corporation duly organized and existing under the laws of the State of Delaware and is authorized to issue 50,000,000 shares of common stock, $.001 par value per share ("Common Shares"), of which 18,730,994 shares are issued and outstanding and 1,269,006 shares are reserved for issuance as of the date hereof;



      WHEREAS, the Subsidiary desires to merge itself into the Surviving Corporation;



      WHEREAS, the Surviving Corporation desires that the Subsidiary be merged into itself; and



      WHEREAS, the Boards of Directors of the Subsidiary and the Surviving Corporation have adopted resolutions approving and declaring the advisability of this Agreement and Plan of Merger.



      NOW THEREFORE, in consideration of the foregoing premises and the undertakings herein contained and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:



      1. Merger. The Subsidiary shall be merged with and into the Surviving Corporation pursuant to Section 251 of the General Corporation Law of the State of Delaware. The Surviving Corporation shall survive the merger herein contemplated and shall continue to be governed by the laws of the State of Delaware. The separate corporate existence of the Subsidiary shall cease forthwith upon the Effective Date (as defined below). The merger of the Subsidiary into the Surviving Corporation shall herein be referred to as the "Merger."



      2. Effective Date. The Merger shall be effective upon the filing of this Agreement and Plan of Merger or a Certificate of Merger with the Secretary of State of the State of Delaware, which filing shall be made as soon as practicable after the execution of this Agreement and Plan of Merger and all required stockholder approvals have been obtained. The time of such effectiveness shall herein be referred to as the "Effective Date."



      3. Capital Stock of the Subsidiary. On the Effective Date, by virtue of the Merger and without any action on the part of the holders thereof, each Subsidiary Share issued and outstanding immediately prior thereto shall be cancelled without payment of any consideration therefor.



      4. Capital Stock of the Surviving Corporation. On the Effective Date, by virtue of the Merger and without any action on the part of the holder thereof, each Common Share issued and outstanding immediately prior thereto shall be converted into and represent the right to receive one (1) fully paid and non-assessable share of Class A Common Stock, par value $.0001 per share, of the Surviving Corporation (each, a "Merger Share" and collectively, the "Merger Shares"). All such Common Shares, when so converted, shall no longer be outstanding and shall automatically be cancelled; and from and after the Effective Date each holder of a certificate representing any such Common Shares (a "Certificate") shall cease to have any rights with respect thereto, except the right to receive one (1) Merger Share for each Common Share formerly represented thereby.

      5.  Exchange of Shares.



         (a) Prior to the Effective Date, the Surviving Corporation shall appoint an exchange agent (the "Exchange Agent") to effect the issuance of Merger Shares in exchange for Certificates. Promptly following the Effective Date, the Surviving Corporation shall deliver to the Exchange Agent, in trust for the benefit of holders of Certificates, a stock certificate (issued in the name of the Exchange Agent or its nominee) representing the Merger Shares. As soon as practicable after the Effective Date, the Surviving Corporation shall cause the Exchange Agent to send a notice and a transmittal form to each holder of a Certificate advising such holder of the effectiveness of the Merger and the procedure for surrendering to the Exchange Agent such Certificate in exchange for the Merger Shares issuable pursuant to Section 4. Each holder of a Certificate, upon proper surrender thereof to the Exchange Agent in accordance with the instructions in such notice, shall be entitled to receive in exchange therefor the Merger Shares issuable pursuant to
      Section 4. Until properly surrendered, each such Certificate shall be deemed for all purposes to evidence only the right to receive the Merger Shares issuable pursuant to Section 4. Holders of Certificates shall not be entitled to receive the Merger Shares to which they would otherwise be entitled until such Certificates are properly surrendered.



         (b) If any Merger Shares are to be issued in the name of a person other than the person in whose name the Certificate surrendered in exchange therefor is registered, it shall be a condition to the issuance of such Merger Shares that (i) the Certificate so surrendered shall be transferable, and shall be properly assigned, endorsed or accompanied by appropriate stock powers, (ii) such transfer shall be permitted under the provisions of the Restated Certificate of Incorporation of the Surviving Corporation, as amended on the Effective Date, (iii) such transfer shall otherwise be proper, and (iv) the person requesting such transfer shall pay to the Exchange Agent any transfer or other taxes payable by reason of the foregoing or establish to the satisfaction of the Exchange Agent that such taxes have been paid or are not required to be paid. Notwithstanding the foregoing, neither the Exchange Agent nor any other party shall be liable to a former holder of Common Shares for any Merger Shares issuable to such former holder pursuant to Section 4 that are delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.



         (c) In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed, the Surviving Corporation shall issue or cause to be issued in exchange for such lost, stolen or destroyed Certificate certificates representing the Merger Shares issuable in exchange therefor pursuant to Section 4. The Board of Directors of the Surviving Corporation may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed Certificate to give the Surviving Corporation a bond in such sum as it may direct as indemnity against any claim that may be made against the Surviving Corporation with respect to the Certificate alleged to have been lost, stolen or destroyed.



         (d) No dividends or other distributions that are payable to the holders of record of Merger Shares as of a date on or after the Effective Date shall be paid to former holders of Common Shares entitled by reason of the Merger to receive Merger Shares until such holders surrender their Certificates for the Merger Shares. Following surrender of any such Certificate, there shall be paid to the holder of the certificate representing the Merger Shares issued in connection therewith, without interest, (i) at the time of such surrender, the proportionate amount of any dividends or other distributions with a record date after the Effective Date theretofore paid with respect to such Merger Shares, and
      (ii) at the appropriate payment date, the proportionate amount of any dividends or other distributions with a record date after the Effective Date but prior to such surrender and a payment date subsequent to such surrender payable with respect to such Merger Shares.



      6. No Further Rights. From and after the Effective Date, no Common Shares shall be deemed to be outstanding, and holders of Certificates shall cease to have any rights with respect thereto, except as provided herein or by law.



      7. Closing of Transfer Books. At the Effective Date, the stock transfer books of the Surviving Corporation shall be closed and no transfer of Common Shares shall thereafter be made. If, after the Effective Date, Certificates are presented to the Surviving Corporation or the Exchange Agent, they shall be cancelled and exchanged for Merger Shares in accordance with Sections 4 and 5 hereof.



      8. Succession. On the Effective Date, the Surviving Corporation shall succeed to all of the rights, privileges, debts, liabilities, powers and property of the Subsidiary in the manner of and as more fully set forth in
Section 259 of the General Corporation Law of the State of Delaware. Without limiting the foregoing, upon the Effective Date, all property, rights, privileges, franchises, patents, trademarks, licenses, registrations, and other assets of every kind and description of the Subsidiary shall be transferred to, vested in and devolved upon the Surviving Corporation without further act or deed and all property, rights, and every other interest of the Subsidiary and the Surviving Corporation shall be as effectively the property of the Surviving Corporation as they were of the Subsidiary and the Surviving Corporation, respectively. All rights of creditors of the Subsidiary and all liens upon any property of the Subsidiary shall be preserved unimpaired, and all debts, liabilities and duties of the Subsidiary shall attach to the Surviving Corporation as though it had been the party thereto in lieu of the Subsidiary and may be enforced against the Surviving Corporation to the same extent as if said debts, liabilities and duties had been incurred or contracted by it.



      9. Certificate of Incorporation and By-Laws. The Restated Certificate of Incorporation of the Surviving Corporation in effect on the Effective Date shall be amended by deleting Article FOURTH thereof in its entirety and inserting in lieu thereof the text set forth on Exhibit A attached hereto and, as so amended, shall continue to be the Restated Certificate of Incorporation of the Surviving Corporation until further amended in accordance with the provisions thereof and applicable law. The By-Laws of the Surviving Corporation in effect on the Effective Date shall be the By-Laws of the Surviving Corporation until amended in accordance with the provisions thereof and applicable law.



      10. Directors and Officers. The members of the Board of Directors and the officers of the Surviving Corporation on the Effective Date shall continue in office until the expiration of their respective terms of office and until their successors have been elected and qualified.



      11. Further Assurances. From time to time, as and when required by the Surviving Corporation or by its successors and assigns, there shall be executed and delivered on behalf of the Subsidiary such deeds and other instruments, and there shall be taken or caused to be taken by it such further and other action, as shall be appropriate or necessary in order to vest or perfect in or to confirm of record or otherwise in the Surviving Corporation the title to and possession of all the property, interests, assets, rights, privileges, immunities, powers, franchises and authority of the Subsidiary, and otherwise to carry out the purposes of this Agreement and Plan of Merger, and the officers and directors of the Subsidiary are fully authorized in the name and on behalf of the Subsidiary or otherwise to take any and all such action and to execute and deliver any and all such deeds and other instruments.



      12. Abandonment. At any time prior to the Effective Date, this Agreement and Plan of Merger may be terminated and the Merger may be abandoned by the Board of Directors of either the Subsidiary or the Surviving Corporation or both, notwithstanding approval of this Agreement and Plan of Merger by the stockholders of the Subsidiary or the Surviving Corporation.



      13. Amendment. This Agreement and Plan of Merger may be amended by the Boards of Directors of the Subsidiary and the Surviving Corporation at any time before or after approval of the matters presented in connection with the Merger by the stockholders of either party, but, after any such approval, no amendment shall be made which by law requires further approval by such stockholders without such further approvals.



      14. Governing Law. This Agreement and Plan of Merger and the legal relations between the parties shall be governed by and construed in accordance with the laws of the State of Delaware.



      15. Counterparts. In order to facilitate the filing and recording of this Agreement and Plan of Merger, the same may be executed in any number of counterparts, each of which shall be deemed to be an original.




                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

      IN WITNESS WHEREOF, each of the Subsidiary and the Surviving Corporation has caused this Agreement and Plan of Merger to be executed and attested on its behalf by its officers thereunto duly authorized, as of the date first above written.



                                          ARCH WIRELESS, INC.




                                          By:
                                               --------------------------------
                                          Name:  Gerald J. Cimmino
                                          Title:  Vice President and Treasurer



ATTEST:



---------------------------------
Name:  Patricia A. Gray
Title:  Secretary



                                          ARCH 382 CORPORATION




                                          By:
                                               --------------------------------
                                          Name:  Gerald J. Cimmino
                                          Title:  Vice President and Treasurer



ATTEST:



--------------------------------
Name:  Patricia A. Gray
Title:  Secretary

                                                                       Exhibit A



                                [SEE APPENDIX C]

                                                                      APPENDIX C


             AMENDED ARTICLE FOURTH OF CERTIFICATE OF INCORPORATION

FOURTH:


      1. Capital Stock. The total number of shares of all classes of stock which the Corporation shall have authority to issue is 100,000,000 shares, of which 50,000,000 shares shall be shares of Common Stock, $.001 par value per share ("Common Stock"), and 50,000,000 shares shall be shares of Class A Common Stock, $.0001 par value per share ("Class A Common Stock").


      Except as otherwise set forth below in Section 2 of this Article FOURTH, the powers, rights, preferences, limitations and restrictions of the Common Stock and the Class A Common Stock shall be identical in all respects. Except as otherwise provided by law, the holders of outstanding shares of Common Stock and the holders of outstanding shares of Class A Common Stock, voting together as a single class, shall possess the voting power for the election of directors and for all other purposes, each holder of record of shares of Common Stock and each holder of record of shares of Class A Common Stock being entitled to one vote for each share of Common Stock or Class A Common Stock, respectively, standing in its name on the books of the Corporation.

      2. Restrictions on Class A Common Stock. In order to preserve the Tax Benefits to which the Corporation is entitled pursuant to the Internal Revenue Code of 1986, as amended, or any successor statute (collectively, the "Code") and the regulations thereunder, the Class A Common Stock shall be subject to the following restrictions:

            A.  Definitions.

            As used in this Article FOURTH, the following capitalized terms have the following meanings when used herein with initial capital letters and not otherwise defined herein (and any references to any portions of Treasury Regulations Section 1.382-2T shall include any amendments thereto and any successor provisions):

                  (1) "5% Transaction" means any Transfer of Class A Securities described in Section 2.B(1) of this Article FOURTH.


                  (2) "Agent" means any agent designated by the Board of Directors of the Corporation pursuant to Section 2.C(2) of this Article FOURTH.


                  (3) "Class A Securities" means (i) shares of Class A Common Stock and (ii) warrants, rights or options (including options within the meaning of Treasury Regulations Section 1.382-4(d)(9)) to purchase Class A Common Stock.

                  (4) "Corporation Securities" means (i) shares of Common Stock,
      (ii) warrants, rights or options (including options within the meaning of Treasury Regulations Section 1.382-4(d)(9)) to purchase Common Stock,
      (iii) Class A Securities and (iv) any other interest that is treated as "stock" of the Corporation pursuant to Treasury Regulations Section 1.382-2T(f)(18).


                  (5) "Excess Securities" mean any Class A Securities which are the subject of a Prohibited Transfer.



                  (6) "Fair Market Value" shall mean, with respect to Class A Securities on any specified date, the value thereof (1) calculated on the basis of the closing market price for the Class A Securities on the date prior to making such calculation, or (2) if the Class A Securities are not listed or admitted to trading on any stock exchange but are traded in the over-the-counter market, calculated based upon the average of the highest bid and lowest asked prices, as such prices are reported by the National Association of Securities Dealers, Inc. on the date prior to making such calculation or, if none, on the last preceding day prior to making such calculation for which such quotations exist, or (3) if the Class A Securities are neither listed nor admitted to trading on any stock exchange nor traded in the over-the-counter market, as determined in good faith by the Board of Directors.



                  (7) "Five-Percent Shareholder" means a Person or group of Persons that is a "5-percent shareholder" of the Corporation pursuant to Treasury Regulations Section 1.382-2T(g) (or such other applicable ownership threshold as may be contained therein).



                  (8) "Mandatory Conversion Date" means the date on which the transfer agent for the Class A Common Stock receives a written determination by the Board of Directors of the Corporation that the Restriction Release Date has occurred.



                  (9) "Percentage Stock Ownership" means a percentage stock ownership interest as determined in accordance with Treasury Regulations
      Section 1.382-2T(g), (h), (j) and (k).



                  (10) "Permitted Transfer" means an acquisition of Class A Securities pursuant to any (i) merger, consolidation or similar transaction approved in advance by the Board of Directors of the Corporation or (ii) tender or exchange offer made pursuant to the applicable rules and regulations of the Securities Exchange Act of 1934, as amended, for any and all outstanding Class A Securities in which a majority of the outstanding Class A Securities have been validly tendered and not withdrawn and in which offer the offeror or an affiliate thereof has committed to consummate a merger with the Corporation in which all of the Class A Securities not so acquired in such offer are (subject to any applicable appraisal rights) converted into the same type and amount of consideration paid for Class A Securities accepted in such tender or exchange offer. Permitted Transfer shall include the acquisition of Class A Securities pursuant to any merger referred to in clause (ii) of the immediately preceding sentence.



                  (11) "Person" means any individual, trust, estate, partnership, association, company, firm, corporation or other legal entity, and includes any successor (by merger or otherwise) of such entity.



                  (12) "Prohibited Distribution" means any dividends or other distributions received by a Purported Transferee in respect of Excess Securities.



                  (13) "Prohibited Transfer" means any purported Transfer of Class A Securities to the extent that such Transfer is prohibited and/or void under Section 2.B of this Article FOURTH.



                  (14) "Purported Transferee" means any purported transferee of a Prohibited Transfer.



                  (15) "Restriction Date" means the date on which the transfer agent for the Class A Common Stock receives a written determination by the Board of Directors of the Corporation that there has occurred an ownership change of the Corporation, as defined in Section 382, determined as if the reference to "50 percentage points" in Section 382(g)(1) and Treasury Regulations Section 1.382-2T(a)(1) were changed to a reference to "40 percentage points."



                  (16) "Restriction Release Date" means the earlier of (i) the repeal, amendment or modification of Section 382 in such a way as to render the restrictions imposed by Section 382 no longer applicable to the Corporation or (ii) the date on which the limitation amount imposed by
      Section 382 in the event of an ownership change of the Corporation, as defined in Section 382, would not be less than the net operating loss carryforward and net unrealized built-in loss of the Corporation and any direct or indirect subsidiary thereof.


                  (17) "Section 382" means Section 382 of the Code and any comparable successor provision.

                  (18) "Section 501(c)(3)" means Section 501(c)(3) of the Code and any comparable successor provision.

                  (19) "Tax Benefits" means the net operating losses, net operating loss carryovers, capital losses, capital loss carryovers, general business credit carryovers, alternative minimum tax credit carryovers and foreign tax credit carryovers, as well as, without duplication, any loss or deduction attributable to a "net unrealized built-in loss" within the meaning of Section 382, of the Corporation or any direct or indirect subsidiary thereof.


                  (20) "Transfer" means, any direct or indirect sale, transfer, assignment, conveyance, pledge, or other disposition, including without limitation by merger, operation of law, bequest or pursuant to any domestic relations order, other than a sale, transfer, assignment, conveyance, pledge or other disposition by or to the Corporation. A Transfer also shall include the creation or grant of an option (including an option within the meaning of Treasury Regulations
      Section 1.382-4(d)(9)).



                  (21) "Transfer Notice" means the notice required by Section 2.B(5) of this Article FOURTH.


            B.  5% Ownership Limit.


                  (1) Any attempted Transfer of Class A Securities shall be prohibited and void ab initio (A) if the purported transferor is a Five-Percent Shareholder or (B) to the extent that, as a result of such Transfer (or any series of Transfers of which such Transfer is a part), either (i) any Person or group of Persons would become a Five-Percent Shareholder or (ii) the Percentage Stock Ownership in the Corporation of any Five-Percent Shareholder would be increased.



                  (2) The restrictions set forth in Section 2.B(1) of this Article FOURTH shall not apply to an attempted Transfer that is a 5% Transaction if (A) such Transfer would occur pursuant to a Permitted Transfer, (B) the date of such Transfer would be after the Restriction Release Date, provided such Transfer would not occur pursuant to an agreement entered into prior to the Restriction Release Date, or (C) subject to Section 2.B(4) of this Article FOURTH, if both (i) prior to such Transfer the transferor or the purported transferee has provided the Transfer Notice as required by Section 2.B(5) of this Article FOURTH and
      (ii) at least one of the following conditions shall be satisfied:



                        (I) The date of such Transfer would be prior to the Restriction Date or the Board of Directors of the Corporation had considered such proposed Transfer as taking place when making its determination that a Restriction Date had occurred;



                        (II) The transferor or purported transferee obtains the prior written approval of the Board of Directors of the Corporation or a duly authorized committee thereof for such Transfer, which determination may be made or withheld in the sole discretion of such Board of Directors or committee; or



                        (III) Prior to a Transfer, the Board of Directors of the
                              Corporation or a duly authorized committee thereof determines in good faith in accordance with
                              Section 382 upon the request of the transferor or purported transferee that such Transfer would not increase the percentage points by which, immediately prior to such Transfer, the percentage of Corporation Securities owned by one or more Five-Percent Shareholders has increased over the lowest percentage of Corporation Securities owned by such shareholders at any time during the three years prior to such Transfer (but after May 29, 2002).



                  (3) In making a determination as to whether the Restriction Date has occurred, the Board of Directors of the Corporation may take into account all facts and circumstances known to such Board of Directors, including events reasonably likely to occur. As a condition to granting its approval or making its determination under clauses (II) or (III) of
      Section 2.B(2) of this Article FOURTH, the Board of Directors of the Corporation may, in its discretion, require (at the expense of the transferor and/or purported transferee) an opinion of counsel selected by such Board of Directors that such Transfer could not reasonably be determined to result in an ownership change of the Corporation, as defined in Section 382. The transferor and purported transferee shall deliver to the Corporation such certificates as the Board of Directors of the Corporation may reasonably require as a condition to granting its approval or making such determination.



                  (4) Notwithstanding Section 2.B(2) of this Article FOURTH, any attempted Transfer of Class A Securities that would result in an ownership change of the Corporation, as defined in Section 382, determined as if the reference to "50 percentage points" in Section 382(g)(1) and Treasury Regulations Section 1.382-2T(a)(1) were changed to a reference to "42 percentAge points," shall be subject to the provisions of Section 2.B(1) of this Article FOURTH and shall be prohibited and void ab initio to the extent such attempted Transfer would result in an ownership change of the Corporation, as defined in Section 382, determined as if the reference to "50 percentage points" in Section 382(g)(1) and Treasury Regulations
      Section 1.382-2T(a)(1) were changed to a reference to "42 percentage points."



                  (5) At least five business days prior to any attempted Transfer that is a 5% Transaction, the transferor or purported transferee shall provide written notice of such proposed Transfer to the Secretary of the Corporation at the Corporation's principal executive office. Such notice shall set forth the number of Class A Securities being acquired, the identity of the transferor and purported transferee and the date of the proposed Transfer. Any such notice meeting the requirements of Section 2.B(5) of this Article FOURTH shall be recognized in the order in which it is received by the Secretary of the Corporation.



                  (6) The Board of Directors may exercise the authority granted by Section 2.B of this Article FOURTH through duly authorized committees of the Board of Directors, or officers or agents of the Corporation. Nothing in Section 2.B of this Article FOURTH shall be construed to limit or restrict the Board of Directors in the exercise of its fiduciary duties under applicable law.


            C.  Treatment of Excess Securities.

                  (1) No employee or agent of the Corporation shall record any Prohibited Transfer, and the Purported Transferee shall not be recognized as a stockholder of the Corporation for any purpose whatsoever in respect of the Excess Securities. The Purported Transferee shall not be entitled with respect to such Excess Securities to any rights of stockholders of the Corporation, including, without limitation, the right to vote such Excess Securities and to receive dividends or distributions, whether liquidating or otherwise, in respect thereof, if any. Once the Excess Securities have been acquired in a Transfer that is not a Prohibited Transfer, the Class A Securities shall cease to be Excess Securities. For this purpose, any Transfer of Excess Securities by a Purported Transferee not in accordance with the provisions of Section 2.C of this Article FOURTH shall also be a Prohibited Transfer.


                  (2) If the Board of Directors determines that a purported Transfer of Class A Securities constitutes a Prohibited Transfer then, upon written demand by the Corporation, the Purported Transferee shall transfer or cause to be transferred any certificate or other evidence of purported ownership of the Excess Securities within the Purported Transferee's possession or control, together with any Prohibited Distributions, to an Agent. The Agent shall thereupon sell to a buyer or buyers, which may include the Corporation, such Excess Securities in one or more arms'-length transactions (over any stock exchange on which the Class A Securities are listed or admitted to trading or in the over-the-counter market or any other recognized public market on which the Class A Securities may be traded, if possible, or otherwise privately (but, if sold privately, sold at a purchase price equal to the Fair Market Value of the Excess Securities)); provided, however, that the Agent shall effect such sale or sales in an orderly fashion and shall not be required to effect any such sale within any specific time frame if, in the Agent's discretion, such sale or sales would disrupt the market for the Class A Securities or otherwise would adversely affect the value of the Class A Securities. If the Purported Transferee has resold the Excess Securities before receiving the Corporation's demand to surrender the Excess Securities to the Agent, the Purported Transferee shall be deemed to have sold the Excess Securities for the Agent, and shall be required to transfer to the Agent any Prohibited Distributions and proceeds of such sale, except to the extent that the Corporation grants written permission to the Purported Transferee to retain a portion of such sales proceeds not exceeding the amount that the Purported Transferee would have received from the Agent pursuant to Section 2.C(3) of this Article FOURTH, if the Agent rather than the Purported Transferee had resold the Excess Securities. Any purported Transfer of Excess Securities by the Purported Transferee other than a Transfer described in this Section 2.C(2) of Article FOURTH shall not be effective to transfer any ownership of the Excess Securities.


                  (3) The Agent shall apply any proceeds of a sale by it of Excess Securities, together with any Prohibited Distributions, and, if the Purported Transferee had previously resold the Excess Securities, any amounts received by it from a Purported Transferee, as follows: (x) first, such amounts shall be paid to the Agent to the extent necessary to cover its costs and expenses incurred in connection with its duties hereunder;
      (y) second, any remaining amounts shall be paid to the Purported Transferee, up to the amount paid by the Purported Transferee for the Excess Securities (or, in the case of a gift, inheritance or similar Transfer, the Fair Market Value thereof at the time of the Prohibited Transfer to the Purported Transferee); and (z) third, any remaining amounts shall be paid to one or more organizations qualifying under
      Section 501(c)(3) of the Code selected by the Board of Directors. The recourse of any Purported Transferee in respect of any Prohibited Transfer shall be limited to the amount payable to the Purported Transferee pursuant to clause (y) of the immediately preceding sentence. In no event shall the proceeds of any sale of Excess Securities pursuant to Section 2.C of this Article FOURTH inure to the benefit of the Corporation.


                  (4) If the Purported Transferee fails to surrender the Excess Securities or the proceeds of a sale thereof to the Agent within forty-five days from the date on which the Corporation makes a demand pursuant to Section 2.C(2) of this Article FOURTH, then the Corporation shall use its commercially reasonable efforts to enforce the provisions hereof, including the institution of legal proceedings to compel the surrender.

                  (5) The Corporation shall make the demand described in Section 2.C(2) of this Article FOURTH within forty-five days of the date on which the Board of Directors determines that the attempted Transfer would result in Excess Securities.

            D.  Board Authority.


                  (1) The Board of Directors of the Corporation shall have the power to determine all matters necessary for determining compliance with Sections 2.A, 2.B, 2.C and 2.E of this Article FOURTH, including, without limitation, (A) the identification of Five-Percent Shareholders, (B) whether a Transfer is a 5% Transaction or a Prohibited Transfer, (C) the Percentage Stock Ownership in the Corporation of any Five-Percent Shareholder, (D) whether an instrument constitutes a Corporation Security,
      (E) whether an instrument constitutes a Class A Security, (F) whether the Restriction Date or the Restriction Release Date has occurred, (G) whether a Transfer would occur pursuant to a Permitted Transfer, (H) whether an attempted Transfer would result in an ownership change of the corporation, as determined in Section 2.B(4) of this Article FOURTH, or increase the percentage change, as determined in clause (III) of Section 2.B(2) of this Article FOURTH, (I) the amount or Fair Market Value due to a Purported Transferee pursuant to clause (y) of Section 2.C(3) of this Article FOURTH, and (J) any other matters which the Board of Directors determines to be relevant; and the good faith determination of the Board of Directors on such matters shall be conclusive and binding for all the purposes of Sections 2.A, 2.B, 2.C and 2.E of this Article FOURTH.


                  (2) Upon a determination by the Board of Directors that there has been or is threatened a Prohibited Transfer to a Purported Transferee, the Board of Directors may take such action in addition to any action required or permitted by Sections 2.B and 2.C of this Article FOURTH as it deems advisable to give effect to the provisions of this Section 2 of Article FOURTH, including without limitation, refusing to give effect on the books of this Corporation to such Prohibited Transfer or instituting proceedings to enjoin such Prohibited Transfer.

                  (3) Nothing contained in this Section 2 of Article FOURTH shall limit the authority of the Board of Directors to take such action to the extent permitted by law as it deems necessary or advisable to protect the Corporation and the interests of the holders of its securities in preserving the Tax Benefits. The Board of Directors may, to the extent permitted by law, from time to time establish, modify, amend or rescind, by By-law, resolution or otherwise, regulations and procedures not inconsistent with the provisions of this Section 2 of Article FOURTH for determining whether any acquisition of the Class A Securities would jeopardize the Corporation's ability to preserve and use the Tax Benefits, and for the orderly application, administration and implementation of the provisions of this Section 2 of Article FOURTH. Such procedures and regulations shall be kept on file with the Secretary of the Corporation and, upon request, shall be provided to any holder of the Class A Securities.

            E.  Mandatory Conversion.

                  (1) Upon the Mandatory Conversion Date, each outstanding share of Class A Common Stock shall automatically be converted into one share of Common Stock (subject to appropriate adjustment in the event of any dividend, stock split, combination or similar recapitalization affecting the Class A Common Stock in a manner differently than it affects the Common Stock).


                  (2) All holders of record of shares of Class A Common Stock shall be given written notice of the Mandatory Conversion Date and the place designated for mandatory conversion of all such shares of Class A Common Stock pursuant to Section 2.E of this Article FOURTH. Such notice need not be given in advance of the occurrence of the Mandatory Conversion Date. Such notice shall be sent by first class or registered mail, postage prepaid, or given by electronic communication in compliance with the provisions of the General Corporation Law of the State of Delaware, to each record holder of Class A Common Stock. Upon receipt of such notice, each holder of shares of Class A Common Stock shall surrender his or its certificate or certificates for all such shares to the Corporation at the place designated in such notice, and shall thereafter receive certificates for the number of shares of Common Stock to which such holder is entitled pursuant to Section 2.E of this Article FOURTH. On the Mandatory Conversion Date, subject to Section 2.E(4) of this Article FOURTH, all outstanding shares of Class A Common Stock shall be deemed to have been converted into shares of Common Stock, which shall be deemed to be outstanding of record, and all rights with respect to the Class A Common Stock so converted, including the rights, if any, to receive notices and vote (other than as a holder of Common Stock) will terminate, except only the rights of the holders thereof, upon surrender of their certificate or certificates therefor, to receive certificates for the number of whole shares of Common Stock into which such Class A Common Stock has been converted, and payment of any declared but unpaid dividends thereon and payment of cash in lieu of any fractional shares of Common Stock. If so required by the Corporation, certificates surrendered for conversion shall be endorsed or accompanied by written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or by his or its attorney duly authorized in writing. As soon as practicable after the Mandatory Conversion Date and the surrender of the certificate or certificates for Class A Common Stock, the Corporation shall cause to be issued and delivered to such holder, or on his or its written order, a certificate or certificates for the number of whole shares of Common Stock issuable on such conversion in accordance with the provisions hereof.



                  (3) All certificates evidencing shares of Class A Common Stock which are required to be surrendered for conversion in accordance with the provisions hereof shall, from and after the Mandatory Conversion Date, be deemed to have been retired and cancelled and the shares of Class A Common Stock represented thereby converted into Common Stock (and the right to receive a payment of cash in lieu of any fractional shares of Common Stock) for all purposes, notwithstanding the failure of the holder or holders thereof to surrender such certificates on or prior to such date. Such converted Class A Common Stock may not be reissued, and the Corporation may thereafter take such appropriate action (without the need for stockholder action) as may be necessary to reduce the authorized number of shares of Class A Common Stock accordingly.



                  (4) Notwithstanding any other provision in Section 2.E of this Article FOURTH, each holder of shares of Class A Common Stock converted into shares of Common Stock who would otherwise have been entitled to receive a fraction of a share of Common Stock (after taking into account all shares of Class A Common Stock owned by such holder and the aggregate number of shares of Common Stock into which such shares have been converted) shall receive, in lieu thereof, cash (without interest) in an amount equal to such fractional part of a share of Common Stock multiplied by the Fair Market Value of the Class A Common Stock on the Mandatory Conversion Date.


            F.  Miscellaneous.

                  (1) Any provision in this Section 2 of Article FOURTH which is prohibited or unenforceable under Delaware law shall be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of this Section 2 of Article FOURTH and of the Corporation's Restated Certificate of Incorporation.

                  (2) The Corporation shall use its commercially reasonable efforts to legend all share certificates representing outstanding shares of Class A Securities in order to note conspicuously the restrictions on transfers set forth in this Section 2 of Article FOURTH.


                  (3) The Corporation may require as a condition to the registration of the transfer of any Class A Securities that the purported transferee furnish to the Corporation all information reasonably requested by the Corporation with respect to all of the purported transferee's direct or indirect ownership interests in, or options to acquire, Corporation Securities.

                               PRELIMINARY COPIES

                                      PROXY

                               ARCH WIRELESS, INC.

                         1800 WEST PARK DRIVE, SUITE 250
                        WESTBOROUGH, MASSACHUSETTS 01581

              ANNUAL MEETING OF STOCKHOLDERS TO BE HELD MAY 8, 2003.
            THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS


      The undersigned hereby appoints Patricia A. Gray, J. Roy Pottle and David
A. Westenberg, and each of them, the proxies of the undersigned with power of substitution to each of them, to vote all shares of Arch Wireless, Inc. which the undersigned is entitled to vote at the annual meeting of stockholders to be held on Thursday, May 8, 2003, at 11:00 a.m. (local time) at Hale and Dorr LLP, 26th floor, 60 State Street, Boston, Massachusetts 02109.


      In their discretion, the proxies are authorized to vote on such other matters as may properly come before the annual meeting or any adjournment thereof.

      Please return your cards in the enclosed envelope to the following address:

                        Arch Wireless, Inc.
                        c/o EquiServe
                        P.O. Box 9398
                        Boston, MA 02205-9398

              CONTINUED AND TO BE DATED AND SIGNED ON REVERSE SIDE

SEE REVERSE                                                         SEE REVERSE
   SIDE                                                                  SIDE

     UNLESS OTHERWISE INSTRUCTED, THIS PROXY WILL BE VOTED "FOR" EACH OF THE
                            PROPOSALS LISTED BELOW.



  THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR PROPOSALS 1, 2, 3 AND 4.



[X] PLEASE MARK VOTES AS IN THIS EXAMPLE                     2. Approve an amendment to our 2002 stock incentive
                                                                plan increasing the number of shares of common stock
1. Election of Directors.                                       authorized for issuance under the plan from 950,000
     NOMINEES:  (01)  C. Edward Baker, Jr.                      to 1,550,000, of which 450,000 shares will be used
                (02)  William C. Bousquette                     to grant stock options with an exercise price of
                (03)  James V. Continenza                       $.001 per share to the non-employee directors who
                (04)  Eric Gold                                 joined our board of directors upon our emergence
                (05)  Carroll D. McHenry                        from bankruptcy.
                (06)  Matthew Oristano
                (07)  William E. Redmond, Jr.                   FOR       AGAINST        ABSTAIN
                (08)  Richard A. Rubin                          [ ]         [ ]            [ ]
                (09)  Samme L. Thompson
                (10)  Carroll R. Wetzel, Jr.

        FOR                               WITHHELD           3. Adopt an Agreement and Plan of Merger between our
        ALL     [ ]                 [ ]   FROM ALL              company and Arch 382 Corporation, a wholly-owned
   NOMINEES                               NOMINEES              subsidiary, that will result in the imposition of
                                                                transfer restrictions on our common stock to
[ ]                                                             maintain the tax benefits described in the proxy
 __________________________________________                     statement.
(INSTRUCTION: TO WITHHOLD AUTHORITY FOR ANY
INDIVIDUAL NOMINEE, WRITE THE NOMINEE'S NAME IN THE             FOR       AGAINST        ABSTAIN
SPACE PROVIDED ABOVE.)                                          [ ]         [ ]            [ ]


                                                             4. Ratify the appointment of PricewaterhouseCoopers LLP
                                                                as independent auditors for year ending December 31,
                                                                2003.

                                                                FOR       AGAINST        ABSTAIN
                                                                [ ]         [ ]            [ ]


                                    MARK HERE    [ ]         PLEASE SIGN, DATE AND RETURN THIS PROXY IN THE ENCLOSED
                                    IF YOU PLAN              POSTAGE PREPAID ENVELOPE.
                                    TO ATTEND                The signature on this Proxy should correspond exactly
                                    THE MEETING              with stockholder's name as printed to the left.  In the
                                                             case of joint tenants, co-executors or co-trustees,
                                    MARK HERE    [ ]         both should sign.  Persons signing as Attorney,
                                    FOR ADDRESS              Executor, Administrator, Trustee or Guardian should
                                    CHANGE AND               give their full title.
                                    NOTE BELOW

                                                             VOTES MUST BE INDICATED (X) IN BLACK OR BLUE INK.

   Signature__________________________                          Signature__________________________
   Date: ______________                                         Date: ______________